An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated

The3rdBevco Inc.

(Exact name of issuer as specified in its charter)

Ronkonkoma, New York

(State or other jurisdiction of incorporation or organization)

2805 Veterans Highway

Suite 15,

Ronkonkoma, NY 11779

(516) 448-6009

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

2086	84-3292369
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 40,000,000 Units by the Company

This Regulation A, Tier 2 offering is for 40,000,000 Units each consisting of one shares of common stock, par value $0.0001 per share, (“Common Stock”) and one eighth of one Warrant (“Warrant”, collectively with the Common Stock “Units”) of The3rdBevco Inc., a New York corporation (the “Company”). This offering is being conducted to raise money to implement our business plan to develop, market and sell our proprietary beverage products. We are offering a maximum of 40,000,000 Units at $1.00 per Unit, each Unit consisting of one 1 share of Common Stock and 1/8 of 1 Warrant, on a best efforts basis, with no minimum offering required. Each warrant shall have an exercise price of $2.00 per share for a maximum of 5,000,000 warrants. Once purchased, an investor may separately transfer the Common Stock and the Warrant, in whole or in part, at its discretion.

The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the State of New York (unless extended by the Company, in its own discretion, for up to another 90 days). There is no market for our units, warrants or common stock and there can be no assurance that a market will develop. Securities being offered are set forth in the table below:

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to public	Underwriting discount and commissions	Proceeds to The3rdBevco Inc. (2)
Units, each consisting of:	40,000,000	$1.00	(1)		$39,315,000
One share of Common Stock	40,000,000	$-	(1)	$
One eighth of one Warrant	5,000,000	$-	(1)
One share of Common Stock underlying the Warrant	5,000,000	$2.00	(1)		$10,000,000
Total Minimum Offering:		$50,000,000	(1)		$49,315,000

(1)

The Company’s Units are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). As of the date of this Offering Circular, the Company has engaged Dalmore Group LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time consulting fee payable by the Company to Dalmore. See “Plan of Distribution” for more details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. We are selling our units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”).

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. We reserve the right to enter into posting agreements with equity crowdfunding firms, not associated with FINRA members, in connection with this Offering, for which we may pay non-contingent fees as compensation.

(2)	Net proceeds do not reflect deduction of expenses of this offering, which we will pay from the proceeds, and which we estimate will be approximately $685,000 to cover estimated sales commissions, branding fees, legal, audit and filing costs associated with this offering.

Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the units within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the U.S. Securities Exchange Commission (SEC).

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated November 17, 2022

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

ITEM 3. SUMMARY AND RISK FACTORS

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements, and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to The3rdBevco Inc.

Our Company

The3rdBevco Inc. (“we”, “our”, “us”) was originally incorporated on October 2, 2019 as LAID Beverages Inc. (LAID) under the laws of the State of New York. On January 24, 2020, we changed our name from LAID Beverages Inc. to The3rdBevco Inc. to reflect a multi-brand beverage company.

Our principal headquarters is located at 2805 Veterans Highway, Suite 15, Ronkonkoma, NY 11779.

Common Stock

We are authorized to issue up to 100 million shares of our common stock with a par value of $0.0001.

Common Stock Issuances

As of the date of this Offering Circular there were 26,356,188 shares issued and outstanding, of which 5,000 shares are classified as treasury stock. Included in common stock issued and outstanding are 18,199,999 founder’s shares issued on June 18, 2020, 4,175,000 shares of common stock issued as consideration in convertible promissory note issuances, 1,610,000 issued in exchange for services rendered by Company advisors and consultants assisting with start-up operations, 1,187,150 restricted shares and 1,178,689 shares of common stock issued in connection with our original Regulation A offering. There were no changes of control events since our inception.

Authorized Common Stock

On January 30, 2020, our Board of Directors unanimously approved an increased in our authorized common shares from 200 shares to 25 million with no change in par value. On April 23, 2020, our Board of Directors unanimously approved an increased in our authorized common shares from 25 million shares to 50 million with no change in par value. On July 3, 2020, our Board of Directors unanimously approved an increased in our authorized common shares from 50 million shares to 100 million with no change in par value.

Voting Rights and Other Matters

As more fully described in our corporate bylaws, each owner of our Common Stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our Common Stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our Common Stock.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, upon liquidation, dissolution or winding up of our company, the holders of our Common Stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of our Common Stock are entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends.

Our Board of Directors is not obligated to declare a dividend. To date, the Company did not issue any dividends on Common Stock. The payment of cash dividends, if any, in the future is within the discretion of our Board and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our d implementing our business plan.

Preferred Stock

Preferred Stock Issuances

As of the date of this Offering Circular, there was 1 share of preferred stock issued and outstanding to Peter Scalise III, the Company’s Chief Executive Officer and Chairman of the Board. The single share of preferred stock was issued on June 18, 2020, as part of the founders’ shares.

Authorized Preferred Stock History

On January 30, 2020, our Board of Directors unanimously approved and authorized for issuance 1 Series B preferred share with a par value of $0.0001.

Voting Rights and Other Matters

Our Series B preferred stock designation does include any dividend, liquidation, or redemption preferences. The preferred share has no voting rights, preferences or other terms or conditions as such share issuance has no designation.

Business Overview

The3rdBevco Inc. (the “Company”, “we”, “our”, “us”) was originally incorporated on October 2, 2019 as LAID Beverages Inc. (LAID) under the laws of the State of New York. On January 24, 2020, we changed our name from LAID Beverages Inc. to The3rdBevco Inc. to reflect a multi-brand beverage company. We are a development stage beverage company that intends to offer a diverse portfolio of on-trend branded products including energy drinks, and non-alcoholic spirits. These products will come in sleek, colorful, no-nonsense packaging, giving buyers the energy, confidence, and pleasure to make the most of their moment. We are a development stage company with minimal assets and no revenue. We have a business plan and fully developed product offerings that are ready for production and distribution. We will require outside capital of approximately $30 million in order to implement our business plan.

Product Brands

We are focused on future development, production, marketing, selling and distribution of vitamin-enriched energy drinks with zero calories, sugars, carbs, and no artificial flavors. We expect to focus on production of our energy drinks under the following brand names:

■	Celebrity Spirits – This is a new beverage product development for which we plan to leverage our expertise in marketing, manufacturing, product development, licensing and distribution to establish a strong position in the celebrity spirits market. The Company retained Mr. Rorrey Fenty to act as a strategic consultant for our Celebrity Brand Division and leverage his knowledge of luxury lifestyle brands and deep connections within the celebrity community. Mr. Fenty is a successful entrepreneur and rapper and is also the younger brother of global superstar and music icon Robyn (Rihanna) Fenty.

■	LAID - This beverage is our signature energy drink that offers essential vitamins including amino acids (branched-chain amino acids, L-Arginine, and L-Carnitine), antioxidants (Coenzyme Q10), and other natural ingredients such as panax ginseng and maca root extracts. Our energy drink will be made available in 15 different flavors and packaged in single server slim aluminum cans for on the go consumption. This product will be marketed to customers that desire a product with essential vitamins that facilitate muscle-building, focus, stamina, and sexual performance.

■	ProsecGO - This beverage is a vitamin-enriched, non-alcoholic sparkling beverage that tastes similar to Italian champagne. This beverage will be made available in five fruit flavors and packaged in slim aluminum cans. This product will be marketed to customers that desire a non-alcoholic alternative.

■	TB Keto™ - This food product is a turkey bacon chip alternative to traditional potato chips. This product will be made of 100% low sodium turkey bacon and flavored with a proprietary blend of seasonings. This product will be marketed to customers that desire a healthier alternative to traditional snack foods.

Our beverage products are not marketed or intended to diagnose, treat, cure, or prevent any disease. None of our beverage products require clearance from the Food and Drug Administration (FDA). All of our beverage products are made with the highest-quality ingredients which we responsibly source from US-based suppliers that adhere to our strict production guidelines. We outsource our beverage production to a US-based pharmaceutical company with the production expertise and capacity to oversee our production and distribution requirements. We do not intend to utilize foreign supply chain networks to source any ingredients or use to produce our beverage products.

12-Month Outlook

We intend to commence development stage activities in conjunction with this Regulation A+ Tier 2 offering and use the proceeds to cover the securities issuance costs and to implement our business plan. Our initial business plan includes an anticipated cash burn of $30 million over the next 12 months to complete the following activities that are critical to implementing our business plan:

●	hire key executives and subject matter experts,
●	prepare and submit patent and trademark filings,
●	acquire office and warehouse space,
●	launch a strategic digital marketing campaign through recognized social media networks and other marketing channels to build brand recognition and awareness of our beverages,
●	product research and development activities,
●	production of up to 1 million individual beverage units for promotion and sale, and
●	cover recurring administrative support costs.

We expect to raise enough capital to move forward with our business plan and enable us sufficient cash flow to successfully launch our beverage offerings.

THE OFFERING

Securities offered by the Company	Maximum offering of 40,000,000 Units at $1.00 per Unit. Each Unit shall consist of 1 share of Common Stock and 1 eighth of 1 Warrant to purchase Common Stock at $2.00 per share. This Offering shall include a maximum of 40,000,000 shares of Common Stock and a maximum of 5,000,000 warrants to purchase additional common stock at an exercise price of $2 per share; subject to adjustments for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the offering. No minimum investment shall be required. If all warrants are exercised, the total number of shares of Common Stock to be issued pursuant to this Offering would be 45,000,000 with estimated gross proceeds of $50,000,000.

Securities offered by selling stockholders	None.

Common Stock outstanding before this Offering	26,356,188 shares of Common Stock outstanding prior to this offering issued at a par value of $0.0001.

Use of Proceeds	The funds raised per this offering will be utilized to cover the securities issuance costs, hire key executives, branding consultants, subject matter experts, patent and trademark filings, acquire office and warehouse space, launch a strategic digital marketing campaign to build brand recognition and awareness, product research and development activities, cover the initial production of up to 1 million individual beverage units for promotion and sale, and other general corporate purposes. General corporate purposes may include, but are not limited to, the costs of this offering, including our outside legal and accounting expenses, employee payroll, rent and real estate expenses, utilities, computer hardware and software and promotion and marketing. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our corporate bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in all 50 states within the United States and its territories. However, in the event that management is unsuccessful in raising the required funds in United States and its territories, we may file a post qualification amendment to include additional jurisdictions that management has determined to be in our best interest for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues, or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in an extremely competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	Our ability to raise the necessary capital to implement our business plan;
●	Our ability to engage or retain key management, advisors, personnel and resources necessary to successfully implement of business plan;
●	Our ability to obtain additional external funding;
●	Our ability to achieve any meaningful revenue after we implement our business plan;
●	Changes in any federal, state, or local laws and regulations that limit our ability to implement our business plan and/or limit the potential market for our beverage products;
●	Our ability to successfully negotiate favorable pricing arrangements with key suppliers of beverage ingredients, packaging, bottling, distribution and other costs associated with beverage operations;
●	The impact of future legislation and regulatory changes on the beverage industry that affects the products we offer to consumers; and
●	The other factors set forth under this “Risk Factors” section.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition, and the market price of our Common Stock.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

Risks Related to our Company and our Business

We are a development stage business with no operating history.

We are a newly formed, development stage company with no operating history on which to base an evaluation of our business and financial prospects. Accordingly, it is difficult for us to predict future results of operations. Moreover, we can provide no assurance that we have accurately identified all the risks to our business, especially since we have not commenced operations or completed development of our anticipated beverage and related ancillary products. As a result, projections of results and rates of growth may not be a meaningful indicator of our future results of operations. In addition, our planned growth may place a significant strain on our financial, operational, and managerial resources. To accomplish our business and financial goals, we must continue to develop and implement our products, operations, and financial resources, and increase, train and manage our personnel. There can be no assurance that our systems, procedures, or controls will be adequate to support our future operations or that we will be able to implement additional systems, procedures and controls in a timely manner if required. Any inability to successfully manage our growth, if any, could have a material adverse effect on our business, financial condition, and operating results.

Our products have not been fully developed and have not been introduced into the marketplace.

There can be no assurance that we will be able to develop our products in accordance with our business plan, or that they will perform as anticipated or be accepted in the special food industry. The time to market of our products cannot be known with certainty. Likewise, the cost of getting our products market-ready cannot be known with certainty. Our success will depend on, amongst other things, our ability to complete and develop our products in a cost effective and timely manner, and there can be no assurance that this can be achieved. If these goals are not achieved, we will not be able to execute our business plan and achieve profitability, which would have a material adverse effect on our business, financial condition and operating results, and may force us to cease operations.

We will need additional financing to execute our business plan.

We believe that the net proceeds of this Offering, assuming all the Shares are sold, should provide us with sufficient capital to operate our business for the next twelve months. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, we may have inadequate funds to fully develop our business and may need debt financing or other capital investment to fully implement our business plans. It is also possible that costs associated with the operation of our business will exceed our projections depending on the timing of future operating and capital expenses including, without limitation, the timing of product releases.

We will be required to seek other sources of financing soon, which sources (assuming we are able to locate such alternative sources of financing) may be on terms less favorable to us than those in the Offering.

We do not know how much additional funding we may require. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and operating results, or we may be forced to cease operations.

Our success will depend on the combined skills of our management.

In the early stages of development, our business will be significantly dependent on our Management team. Our future success will be particularly dependent upon Peter Scalise III, our President and Chairman of the Board. The loss of any Mr. Scalise or any key member of our Management team, could have a material adverse effect on our ability to execute our business plans. We must attract and retain talented personnel to succeed. We intend to attract and recruit qualified subject matter experts and management to execute our business plan. There can be no assurance that we will be able to recruit and retain the employees we will need to successfully execute our business plan. If we are unable to recruit and retain appropriate personnel, our ability to successfully execute our business plan will be severely constrained. In addition, the loss of any key employees, including any of the members of our management team, could have a material adverse effect on our business, financial condition, and operating results. There can be no assurance that any persons who may be employed by us will remain with us.

We may fail to successfully manage the growth of our business, which could adversely affect our operating results.

As we begin to enter our target markets and expand our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees. In addition, our need to comply with applicable securities laws, may place significant demands on our management team. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls to fulfill our potential reporting responsibilities and to support expected growth in our business. Our current and planned systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate, and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals.

We have discretion over the use of proceeds from this Offering.

We currently intend to allocate the net proceeds received from the Offering. However, we will have discretion in the actual application of the net proceeds and may elect to allocate proceeds differently than described if we believe it would be in our best interests to do so. The failure by us to apply these funds effectively could have a material adverse effect on our business, including our ability to achieve its stated business objectives.

Security breaches and other disruptions could compromise our information and expose us to liability, which could cause our business and reputation to suffer.

In the ordinary course of our business, we will collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business and competitive position.

We may be required to borrow funds in the future to fund our operations and working capital requirements.

If we incur indebtedness to fund is working capital and/or long-term operating requirements, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our shareholders. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on our business, operating results, or financial condition.

Failure to establish or enhance our brand recognition could have a material adverse effect on our business and results of operations.

We believe we will need to expend significant time, effort, and resources to enhance the recognition of our brands. We believe developing our brand will be important to our sales and marketing efforts. If we fail to establish or enhance the recognition of our brands, it could have a material adverse effect on our ability to sell our products and adversely affect our business and results of operations. If we fail to develop a positive public image and reputation, our business with our existing customers could decline and we may fail to develop additional business, which could adversely affect our results of operations.

Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events involving substantial costs.

Detection of any significant defects in our products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend, and if we do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance; however, it may not be adequate to cover any claims.

We may be subject to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm. We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products. A widespread product recall or product withdrawal may negatively and significantly impact our sales and profitability for a period and could result in significant losses depending on the costs of the recall, the destruction of product inventory, product availability, competitive reaction and customer and consumer reaction. We may also be subject to claims or lawsuits resulting in liability for actual or claimed injuries, illness, or death. Any of these events may result in a material adverse effect on our business. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, trade dress, copyrights, and other intellectual property rights we own or license. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. We may not be able to preclude third parties from using protected terms with respect to food or beverage products and may not be able to leverage our branding beyond our current product offerings. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or our use of intellectual property infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright, or other intellectual property infringement against us could prevent us from providing our products, which could harm our business, financial condition or results of operations. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary, confidential, or material non-public information, which could in turn harm our business, financial condition or results of operations.

There can be no assurances of protection for proprietary rights or reliance on trade secrets.

In certain cases, we may rely on trade secrets to protect intellectual property, proprietary technology, and processes, which we have acquired, developed, or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties regarding the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Our projections and forward-looking information may prove to be incorrect.

Management has prepared projections to support its development stage business plan. Management’s projections are a hypothetical best estimate of the probable results of operations based on present circumstances, prior experience of management with experience in the beverage industry and have not been reviewed by our independent accountants. These projections are based on several assumptions including estimated capital investments, marketing, and launch costs, as well as certain operational and administrative costs necessary to support the business plan, which Management believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond Management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material different from our development stage business plan. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot consider such factors as general economic conditions, unforeseen regulatory changes, the entry into our market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to our business. While Management believes that the projections accurately reflect possible future results of our operations, those results cannot be guaranteed and should not be relied upon in any way when deciding whether to invest in our business.

There might be unanticipated obstacles to the execution of our business plan.

Our business plans may change significantly. Our potential business endeavors are capital intensive due to the nature of a beverage production and distribution operation. Management believes that chosen activities and strategies are achievable considering current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Management reserves the right to make significant modifications to the stated strategies depending on future events.

Risks Related to Our Business and Industry

The recent outbreak of respiratory illness caused by the coronavirus (or COVID-19) could adversely affect our industry, business, and results of operations.

COVID-19, and other adverse public health developments, could adversely affect our business and cause disruptions due to the closure or suspension of activities at such third-party manufacturers that we may have intended to use to conduct our beverage operations. In addition, the COVID-19 outbreak, together with any accompanying special government measures, including general movement restrictions, travel restrictions and business closures imposed to slow its spread, could adversely impact the growth of our business and affect demand for our products, negatively impacting our results of operations and financial condition. The global economic impact and uncertainties resulting from the recent COVID-19 pandemic is difficult to predict at this time, making it difficult to accurately forecast and plan our future business activities. There can be no assurance that economic improvements will occur in a post COVID-19 environment, or that such economic impacts if positive would be sustainable, or that they would enhance conditions in markets relevant to us.

Global or regional catastrophic events could impact our operations and affect our ability to grow our business.

Our business could be affected by unstable political conditions, civil unrest, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where our products are distributed, the outbreak or escalation of armed hostilities, major natural disasters and extreme weather conditions, such as hurricanes, wildfires, tornados, earthquakes or floods, or widespread outbreaks of infectious diseases. Such catastrophic events could impact our operations and our supply chain, including the production and/or distribution of our products. Materials and/or personnel may need to mobilize to other locations. Our headquarters and a large part of our operations are located in New York, a state often targeted by terrorist groups. Some of the raw materials we use, including certain sizes of cans, are available from limited suppliers, and a regional catastrophic event impacting such suppliers could adversely impact our operations. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power and consumers’ ability to purchase our products, thereby reducing demand for our products. If our operations are disrupted or we are unable to grow our business as a result of these factors, our growth rate could decline and our business, financial condition and results of operations could be adversely affected.

Changes in consumer product and shopping preferences may reduce demand for some of our products.

The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us. There is increasing awareness of and concern for health, wellness, and nutrition considerations, including concerns regarding caloric intake associated with sugar-sweetened beverages and the perceived undesirability of artificial ingredients. Some consumer advocacy groups, and others have expressed concerns regarding certain ingredients in diet sodas, which are contained in certain of our energy drinks. This may reduce demand for our beverages, which could reduce our revenues and adversely affect our results of operations.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages that appeal to consumers. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of taste, quality and price, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Product lifecycles for some beverage brands, products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their product lifecycles, and there can be no assurance that such beverages will become or remain profitable for us. We may be unable to achieve volume growth through product and packaging initiatives. We may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution, with customers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, we may be unable to address or anticipate changes in consumer shopping preferences. If our revenues decline, our business, financial condition, and results of operations could be adversely affected.

Increased competition in the beverage industry and changing retail landscape could hurt our business.

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products, flavors, product positioning as well as promotion and marketing strategies. Important factors affecting our ability to compete successfully include the taste and flavor of our products, trade and consumer promotions, rapid and effective development of new and unique cutting-edge products, attractive and different packaging, branded product advertising and pricing.

The rapid growth in sales through e-commerce retailers, e-commerce websites, mobile commerce applications and subscription services, and closures of physical retail operations, may result in a shift away from physical retail operations to digital channels and a reduction in impulse purchases. As we build our e-commerce capabilities, we may not be able to develop and maintain successful relationships with existing and new e-commerce retailers without experiencing a deterioration of our relationships with key customers operating physical retail channels. Further, the ability of consumers to compare prices on a real-time basis using digital technology puts additional pressure on us to maintain competitive prices.

We will be competing with a variety of companies, many of which have significantly greater financial, technical, marketing, and other resources than us.

Many companies offering products competitive to ours are already in the marketplace, and many additional products may already be in the marketing trial stage or beyond. Although we believe our products will be superior and differentiated from our competitors’ products, we will have to develop our products quickly to compete. We expect that our products will compete with all liquid refreshments and in some cases with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers such as TCCC, PepsiCo, Red Bull GmbH and KDP. We also compete with companies that are smaller or primarily national or local in operations. Our products also compete with private-label brands such as those carried by grocery store chains, convenience store chains and club stores.

There can be no assurances that we will be able to develop our products and get them to market in a timely manner, or at all. Delays in getting our products to market may put us at a competitive disadvantage. If we are unable to move our products quickly into the market, we may not be able to compete effectively against companies that are already established in the market at the time we launch, which could have a material adverse effect on our business, financial condition and operating results or force us to cease operations.

If we fail to attract and retain a large base of customers for our products, or if our competitors establish a more prominent market position relative to ours, this will inhibit our ability to grow and successfully execute our business plan.

Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.

From time to time, retailers in the beverage industry may change distribution centers that supply some of their retail stores. If a new distribution center has not previously distributed our products in that region, it may take time to get a retailer’s distribution center to begin distributing new products in its region. Even if a retailer approves the distribution of products in a new region, product sales may decline while the transition in distribution takes place. If we do not get approval to have our products offered in a new distribution region or if getting this approval takes longer than anticipated, our sales and operating results may suffer.

Governmental and Regulatory Risks

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

The conduct of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as to laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, because of a variety of factors, including political, economic, or social events. Such changes may include changes in:

●	food and drug laws (including FDA regulations);
●	laws related to product labeling;
●	advertising and marketing laws and practices;
●	laws and programs restricting the sale and advertising of certain of our products;
●	laws and programs aimed at reducing, restricting, or eliminating ingredients present in certain of our products;
●	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of our products;
●	increased regulatory scrutiny of, and increased litigation involving, product claims and concerns regarding the effects on health of ingredients in, or attributes of, certain of our products;
●	state consumer protection and disclosure laws;
●	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products; competition laws;
●	anti-corruption laws;
●	employment laws;
●	privacy laws;
●	laws regulating the price we may charge for our products; and
●	farming and environmental laws.

New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities.

Changes in government regulation of energy drinks, or failure to comply with existing regulations, could adversely affect our business, financial condition, and results of operations.

Legislation has been proposed and/or adopted at the U.S. federal, state and/or municipal level and proposed and/or adopted in certain foreign jurisdictions to restrict the sale of energy drinks (including, prohibiting the sale of energy drinks at certain establishments or pursuant to certain governmental programs), limit the content of caffeine and other ingredients in beverages, require certain product labeling disclosures and/or warnings, impose excise taxes, limit product size or impose age restrictions for the sale of energy drinks. Furthermore, additional legislation may be introduced in the United States and other countries at the federal, state, local and municipal level in respect of each of the foregoing subject areas. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity, especially as it affects children, and are seeking legislative change to reduce the consumption of sweetened beverages. There also has been increased focus on caffeine content in beverages, and we are seeing some attention to other ingredients in energy drinks. To the extent any such legislation is enacted in one or more jurisdictions where a significant amount of our products are sold, individually or in the aggregate, it could result in a reduction in demand for, or availability of, our energy drinks, and adversely affect our business, financial condition and results of operations.

The production, distribution and sale in the United States of many of our products are also currently subject to various federal and state regulations, including, but not limited to: the FD&C Act; the Occupational Safety and Health Act; various environmental statutes; data privacy laws; California Proposition 65; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Outside the United States, the production, distribution, and sale of many of our products are also subject to numerous statutes and regulations. If a regulatory authority finds that a current or future product, its label, or a production run is not in compliance with any of these regulations, we may be fined, or the products in question may have to be recalled, removed from the market, reformulated and/or have the packaging changed, which could adversely affect our business, financial condition and results of operations.

We cannot predict the effect of possible inquiries from and/or actions by attorneys general, other government agencies and/or quasi-government agencies into the production, advertising, marketing, promotion, labeling, ingredients, usage and/or sale of our energy drink products.

We are subject to the risks of investigations and/or enforcement actions by state attorneys general and/or other government and/or quasi-governmental agencies relating to the advertising, marketing, promotion, ingredients, usage and/or sale of our energy drinks, and we are a party, from time to time, to various government and regulatory inquiries and/or proceedings. Defending these proceedings can result in significant ongoing expenditures and the diversion of our management’s time and attention from the operation of our business, which could have a negative effect on our business operations. In addition, from time to time, government and/or quasi-governmental agencies may investigate the safety of caffeine and energy drinks. These legislators ultimately released a report in January 2015, recommending, inter alia, that the energy drink industry not market to consumers under the age of 18 and not market their products for hydration, and that the FDA develop and release definitions and guidance for this market sector. In addition, other organizations, such as the European Food Safety Authority, have also published reports, studies, articles and opinions on caffeine and energy drinks. If an inquiry by a state attorney general or other government or quasi-government agency finds that our products and/or the advertising, marketing, promotion, ingredients, usage and/or sale of such products are not in compliance with applicable laws or regulations, we may become subject to fines, product reformulations, container changes, changes in the usage or sale of our energy drink products and/or changes in our advertising, marketing and promotion practices, each of which could have an adverse effect on our business, financial condition or results of operations.

We also anticipate becoming subject to other laws and regulations governing our international operations, including regulations administered in the U.S., Canada and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by U.S., Canada, EU, or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

The Company may be found liable for violating Section 5 of the Securities Act of 1933.

The Company’s previous Form 1-A offering was not current for the period from May 1, 2022 through November 12, 2022 (“non-compliance period”) as it had not timely filed Forms 1-K and 1-SA. The Company was unable to keep current with its periodic reporting requirements due to changes in auditors and scheduling delays outside of its control which caused the Company to not file Forms 1-K and 1-SA on time. During the non-compliance period, the Company offered its common stock for sale through its Form 1-A Tier 2 offering at a price of $1.00 per share, issued 545,388 shares and received investor proceeds of $545,388 (net of $28,156 paid to our platform provider Dealmaker). The Company ceased all sales of securities on November 10, 2022 and does not intend to resume sales of securities under this offering until it current with its periodic reporting requirements under Regulation A and Form 1-A is requalified. As a result of non-compliance with Section 5 of the Securities Act of 1933, it is possible that the Company could face a potential liability for the sales of securities during its non-compliance period.

Risks Related to the Securities Markets and Ownership of our Equity Securities

There is not now, and there may never be, an active market for our common stock and we cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

There currently is no liquid market for our common stock. An investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of development of beverage products.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

There is no firm commitment to purchase the shares being offered, and as a result, initial investors assume additional risk.

This is a best efforts, no minimum offering of shares being conducted solely by our management. There is no commitment by anyone to purchase any of the shares being offered. We cannot give any assurance that any or all of the shares will be sold. There is no minimum and we will retain any amount of proceeds received from the sale of the shares. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. As this offering is a best efforts financing, there is no assurance that this financing will be completed or that any future financing will be affected. Initial investors assume additional risk on whether the offering will be fully subscribed and how the Company will utilize the proceeds.

You will incur substantial and immediate dilution of the price you pay for your shares in this offering.

The offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock issued after this offering. Therefore, if you purchase shares of our common stock in this offering, you will incur substantial immediate dilution in the net tangible book value per share of common stock from the price you pay for such share.

As of June 30, 2022, the net tangible book value of our common stock was ($1,543,381) or approximately ($0.06) per share based upon 24,723,499 shares issued and outstanding.

There will be no public market for the warrants to purchase shares of our common stock being offered in this offering.

Currently there is no established public trading market for the warrants being offered in this Offering, and we do not intend to develop a market for the warrants. Holders of the warrants may not transfer or trade the warrants unless in compliance with one of the exceptions as set forth in the warrant agreement. Therefore, there is, nor will there be, a trading market for the warrants offered hereby.

We do not anticipate dividends to be paid on our common stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to implement our business plan and fund future growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares nor can we assure that stockholders will not lose the entire amount of their investment.

We arbitrarily determined the offering price and there has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The offering price of the shares of common stock has been arbitrarily determined without independent valuation of the shares by our management based on estimates of the price that purchasers of speculative securities, such as our common stock, will be willing to pay considering our nature and capital structure, the experience of the officers and directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to our assets, earnings or book value, or any other objective standard of value and thus the shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price. See the section entitled “Placement of the Offering” elsewhere in this memorandum.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Mr. Peter Scalise, III, our sole officer and director owns 6,035,000 shares of our outstanding Common Stock and 1 share of Series B preferred stock; which gives him effective control of our business. As a result, he will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our voting securities could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, it could cause us to enter into transactions or agreements that we would not otherwise consider.

The liability of our directors and officers is limited.

The applicable provisions of the New York State General Corporation Law and our by-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, indemnification agreements we expect to enter with our directors and officers upon completion of the Offering provide for indemnification of such persons under certain circumstances. If we are required to indemnify any of our directors or officers or any other person, our financial strength may be harmed, which may in turn lower our stock price.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

Complex Reporting Requirements under the Federal Securities Laws.

We are not currently a public company, however, as a Tier 2, Regulation A filer, we will be required to file the following periodic reports:

●	Form 1-K, annual report to be filed within 120 days after the end of the fiscal year that includes audited financial statements for the year, a discussion of our financial results for the year and information about our business and management, related-party transactions and share ownership.
●	Form 1-SA, semiannual report to be filed within 90 days after the end of the semiannual period that includes unaudited interim financial statements and a discussion of our financial results for the period.
●	Form 1-U, current report to be filed within four business days of certain events including a fundamental change, bankruptcy, change in accountant, non-reliance on prior financial statements or audit report, change in control and departure of officers.

In the event we become a fully reporting company with the SEC and have our Common Stock listed on an exchange or quoted on the over-the-counter market (OTC), we will be required regularly file quarterly and annual reports with the SEC on Forms 10-Q and 10-K, respectively, as well as current reports on Form 8-K as required by such form. Preparing and filing annual, quarterly and current reports with the SEC is a costly and time-consuming process and which will require us to retain a PCAOB-registered independent auditor and an experienced securities attorney as well as utilizing the services of a filing agent to convert our reports into the SEC’s EDGAR format and any financial statements contained therein into SEC’s XBRL format. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have significantly increased the costs and risks associated with accessing the public markets and public reporting.

Also, Section 404 of the Sarbanes-Oxley Act requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and include a report of management on our internal control over financial reporting in our annual report on Form 10-K. That report must contain an assessment by management of the effectiveness of our internal control over financial reporting and must include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist and may in the future discover areas of our internal control that need improvement. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in New York.

The subscription agreement states that it shall be governed by the local law of the State of New York and the United States, and the parties consent to the exclusive forum of the Federal courts in New York for any action deriving from the subscription agreement itself or under the Securities Act of 133 or the Securities Exchange Act of 1934. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of New York for matters not addressed by the Securities Act or the Securities Exchange Act. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

ITEM 4. DILUTION

Our tangible net book value as of June 30, 2022 was ($1,543,381) or ($0.06) per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of Common Stock outstanding immediately after this offering. Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the total issued and outstanding shares of Common Stock as of the date of this offering under assumed percentage of offering sold scenarios:

Weighted Offering Price / Share	$1.00	$1.00	$1.00	$1.00
Increase in TNBV to Existing Shareholders	$0.46	$0.91	$1.37	$1.82
TNBV After This Offering	$0.27	$0.43	$0.53	$0.60
Dilution Effect to New Shareholders	$0.73	$0.57	$0.47	$0.40
Percentage Dilution to New	161.19%	62.61%	34.36%	22.02%

ITEM 5. PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDER

This Offering Circular is also part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. After the qualification by the Commission and acceptance by those states where the offering will occur, the officers and directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. Officers and directors will also distribute the prospectus to potential investors at meetings, to their business associates and to their friends and relatives who are interested in our business startup as a possible investment, so long as we have provided notice filing in the jurisdiction where such communications have taken place. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company’s Shares are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). As of the date of this Offering Circular, a selling agreement Dalmore Group, LLC (“Dalmore”) for offering in those states selected by the Company and approved by the respective state. We are selling our shares through a Tier 2offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services in connection with this Offering. This offering is being conducted on a best-efforts, self-underwritten basis, for up to 40,000,000 Shares at a fixed price of $1.00 per Share; The price of the offering (including warrants) shall be fixed for the duration of the offering. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. The Company shall also incurred a one-time offering expense fee of $5,000 due immediately, a $10,000 consulting fee due upon first closing, and a pass through fee of $8,000 due to FINRA for review and issuance of a No Objection Letter.

ITEM 6. USE OF PROCEEDS TO ISSUER

We prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($12,500,000.00), 50% of the Maximum Offering proceeds raised ($25,000,000.00), 75% of the Maximum Offering proceeds raised ($37,500,000.00) and the Maximum Offering proceeds raised of $50,000,000.00 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. We believe that 25% of the Maximum Offering is sufficient to provide initial funding to commence our initial product development and marketing awareness and promotion campaigns. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our research and development activities, hire key subject matter experts and other supporting activities. Raising the Maximum Offering will enable the Company to implement our full business plan.

We intend to use the proceeds from this Regulation A offering as follows based on each raise scenario:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Marketing and Promotion	$5,637,500	$11,275,000	$16,912,500	$22,550,000
Working Capital	$2,425,000	$4,850,000	$7,275,000	$9,700,000
Production Facility and Warehouse	$905,000	$1,810,000	$2,715,000	$3,620,000
Operating Expenses	$2,135,000	$4,455,000	$6,775,000	$9,095,000
Salaries and Benefits	$1,062,500	$2,125,000	$3,187,500	$4,250,000
Research and Development	$50,000	$100,000	$150,000	$200,000
Costs of Offering	$100,000	$200,000	$300,000	$400,000
Audit Costs	$25,000	$25,000	$25,000	$25,000
Legal Costs	$150,000	$150,000	$150,000	$150,000
Blue Sky Compliance	$10,000	$10,000	$10,000	$10,000
TOTAL	$12,500,000	$25,000,000	$37,500,000	$50,000,000

ITEM 7. DESCRIPTION OF BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, we will also provide copies of such sources cited herein.

Company Overview

The3rdBevco Inc is a New York based beverage company that intends to offer a diverse portfolio of on-trend products including energy drinks and non-alcoholic spirits. These products will come in sleek, colorful, no-nonsense packaging, giving buyers the energy, confidence, and pleasure to make the most of their moment. We are a development stage company with minimal assets and no revenue. We have a business plan and fully developed product offerings that are ready for production and distribution. We will require outside capital of approximately $30 million in order to implement our business plan.

Wellness Drink Market Industry Overview

Energy Drink Sector

The global energy drink market includes beverages that contain caffeine, taurine, vitamins, and other stimulants, and are aggressively marketed as consumable products that boost mental alertness and physical stamina. These beverages may or may not be carbonated. Over the last two decades the fastest growing customer segment in the energy drink market are young adults (ages 20 to 39). According to an industry report published by Allied Market Research, global energy market sales were approximately $53 billion in 2018 and estimated to reach more than $86 billion in sales by 2026, representing a compound annual growth rate of 7.2%. The sizeable market opportunity in the energy drink market has attracted several competitors, including large multination beverage companies and even 7-Eleven to develop their own energy drinks in this market segment.

Non-Alcoholic Spirits Drink Sector

The non-alcoholic beverages market consists of sales of beverages that do not contain any alcohol. According to a recent report by Nielsen, the non-alcoholic spirits drink sector has grown due to growing awareness for health and wellness and has lowered demand for the sugared carbonated soft drinks, such as carbonated beverages and lemonades. Spending is shifting towards healthier, less-sugared products like bottled water and some non-carbonated soft drinks (like ready-to-drink tea and coffee) that are ready for consumption away from home. According to a recent report by Grand View Research, Inc., the global non-alcoholic spirits market size was valued $967 billion by 2020, expanding at a compound annual growth rate of 9.3% through 2023, with estimated sales of $417 billion in 2020. Anticipation of this market growth explains why global beverage brands AB InBev and Coca-Cola project that one-fifth of their overall sales will be made by their Non-Alcoholic Spirits brands in the next five years.

Our industry research above indicates there is strong market for all three product offerings and changing consumer taste preferences should allow for multiple product offerings that can compete against larger competitors.

Celebrity Spirits Division Overview

The global premium spirits market, which includes most celebrity spirits brands, includes spirits such as vodka, tequila, rum, whiskey and other liquors.

According to data published by Grand View Research, the Premium Spirits market is growing at a fast clip. This market is projected to reach $235.74 Billion by 2027, with a strong compounded annual growth rate (CAGR) of 10.3% between 2020-2027.

We plan to leverage our expertise in marketing, manufacturing, product development, licensing and distribution to establish a strong position in the celebrity spirits market. To this end, we have signed a letter of intent with Mr. Rorrey Fenty to act as a strategic consultant for our Celebrity Brand Division.

Mr. Fenty is a successful entrepreneur and rap artist, and is also the younger brother of global superstar and music icon Robyn (Rihanna) Fenty.

Mr. Fenty plans to bring his deep connections within the celebrity community and his knowledge of luxury lifestyle brands to the Company. This includes a potential partnership with Rihanna for a new premium Rum brand called RiRi.

Alternative Snack Foods

The types of snacks global consumers are choosing is evolving and disrupting the traditional snack market. Healthier snacks are in high demand due to changing dietary habits and rapid urbanization in the developing countries. Alternative snacks range from plant-based jerky bars to oat milk yogurt to flavored almond butter squeeze packs. Chip manufacturers have been extremely responsive to consumers’ needs for healthy snacks. According to a recent global snack foods industry report by Report Linker, the global market for snack foods is estimated at US$493.4 Billion in the year 2020, is projected to reach a revised size of US$732.6 Billion by 2026, growing at a CAGR of 6.7%. The snack foods market in the U.S. is estimated at US$164.8 Billion in the year 2021.

Our industry research above indicates there is strong market for all product offerings; and changing consumer taste preferences should allow for multiple product offerings that can compete against larger competitors.

Market Competition and Composition

Consumption of energy drinks has been increasing dramatically in the past two decades, particularly among the millennial population, between the ages of 18-35. North America is the major market for energy drinks due to changing tastes and preferences towards health conscientious consumables. Outside of North America demand is growing in Europe and Asia-Pacific, due to changing demographics and related increasing consumer adoption rate in the region, as a result of increased marketing efforts by the key players. Markets in South America and Middle East & Africa are comparatively smaller and are expected to grow in the coming years as local demographics in those areas change.

The energy drink market is dominated by five large beverage companies with significant financial resources, strong products, and brands, all of which make it hard for the new and small companies to compete. The major industry players in the energy drink market are Red Bull, Monster Beverage Corporation, Rockstar Inc., The Coca-Cola Company, PepsiCo, Arizona Beverage Company, National Beverage Corp., Dr. Pepper Snapple Group, Living Essentials, and Cloud 9.

Most of these competitors create product awareness through advertising and celebrity endorsement which is expensive for small and development stage companies. In addition to this, large well-funded beverage companies sponsor major sports events.

Target Market

Our targeted market is the millennial population, and we believe that our drink offerings can be uniquely positioned against larger competitors and marketed to this market population effectively through social media, mobile and dating applications used by our target market. According to studies conducted by McKinsey (2017) and IPSOS (2018), bold masculinity is becoming unappealing to Millennials and Gen Z and companies that design their products with these elements suffered financial losses on these product offerings. Our strategy is to listen to our target customers desires and design a product offering and packaging that is playful with bursts of color to match its flavors, logos, and fonts with personality. We believe that our designs appeal to all and are simple, clean, premium, and positive.

We anticipate that customers will purchase our beverage offerings for the following occasions:

●	LAID is perfect not only for the gym, but for a business meeting, a late night or early morning, and for intimacy.
●	ProseccGO’s aesthetic boasts the luxury of actual champagne without the alcohol, making it a premium upscale alternative convenient in a can.

Our products are free of additives and unhealthy substitutes. Additionally, our product is not currently offered in the market and we believe that demand for such an offering is growing and represents an unmet consumer preference in the market.

LAID and ProseccGO products will be available immediately online directly to consumers and through retailers. We plan to distribution our product through established relationships with several mainstream distribution partners which have an active network of 35,000 retail locations, including popular chain store retailers.

Other Matters

Employees

We have no employees other than our sole officer and director, Peter Scalise III. We have executed an Employment Agreement with our sole officer and director Peter Scalise III. Agreement is filed as Exhibit 10.1 to this Registration Statement.

Legal Matters

As of December 31, 2022, all legal matters were resolved or nonexistent.

Dividend Policy

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our Board of Directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our Board of Directors deems relevant.

Defaults Upon Senior Securities

None.

Unregistered Sales of Equity Securities and Use of Proceeds

On June 18, 2020, the Company issued to founders and officers a total of 23,989,999 in common shares and 1 share of Series B preferred to Peter Scalise III, President and Chairman of the Board. All common and preferred shares were issued at stated par value of $0.0001 per share; and there were no proceeds received in exchange for shares issued. The table below outlines shares issued to founders and officers of the Company. All shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933.

Name	Number of Shares of Common Stock	Percent of Common Stock Outstanding Prior to Offering
Peter Scalise, III	6,035,000	25.16%
The Jason Eric Job Gift Trust	5,111,760	21.31%
Jeffrey K. Warmann	4,250,000	17.72%
Equity Markets Adv, LLC	4,100,000	17.09%
C. Michael Kelly	1,000,000	4.17%
William Cavalier	600,000	2.50%
Thomas J. Cox	500,000	2.08%
Steven McDermott	333,333	1.39%
Eric Berman	333,333	1.39%
Chris Bradley	333,333	1.39%
Christopher S. Alfieri	300,000	1.25%
William Eilers, Esq.	250,000	1.04%
KiLyn Corporation	250,000	1.04%
Jack W. Job	151,620	0.63%
Lois M. Job	151,620	0.63%
Andrew P. Larocca	150,000	0.63%
ETI Capital LLC	75,000	0.31%
Jeffrey Alan McCorry	55,000	0.23%
Bell Tower Solutions LLC	5,000	0.02%
Total Common Stock	23,989,999	100.0%

Security Offering Raise Agreements

The Company entered into the following contractual agreements to commence significant capital raising activities in 2021:

●	Novation Solutions. The Company entered into a digital capital raising software as a service agreement on December 15, 2020, with Novation Solutions. The subscription term is one year and automatically renewable on an annual basis. Under the terms of the Agreement, Novation will provide a digital platform to manage capital raising activities, including set up of stock subscription agreements, signature of stock agreements and related materials, transfer agent forms, facilitate payment of stock subscriptions, and platform training. The Agreement requires an initial platform set up fee of $10,000 and a monthly subscription fee of $1,000 after the platform is live. Additional transaction fees of $15 will be charged separately for electronic signatures subscription payments processed on the platform. There has not been any substantial performance of this contract and no costs incurred to date.

●	Hybrid Financial Ltd. The Company entered into a digital marketing administrative service agreement on October 22, 2020, with Hybrid Financial Ltd. This term of this Agreement is effective during the Company’s active offering period. Under the terms of the Agreement, Hybrid will provide Regulation A offering support services including inbound and outbound call support, market strategy development, technology platform support and coordination with participants involved in the Company’s stock offering. Fees payable monthly based on actual services delivered under this Agreement. Fees may range from $50,000 to a maximum of $3 million, dependent upon a successful close of the offering. On December 8, 2021, this agreement was terminated without any financial penalties.

●

The Dalmore Group. The Company entered into a broker-dealer services agreement on September 17, 2020, with Dalmore Group, LLC. The Agreement is for one year and shall automatically renew for successive one-year periods thereafter unless notice of termination is received 60-days prior to the current term. Under the terms of the Agreement, Dalmore  will provide Regulation A promotion offering services including review of investor information, compliance checks, accredited investor due diligence, review subscription agreements and coordinated with other third parties assisting with this offering. Dalmore is entitled to compensation equal to 100 basis points on the aggregate amount raised in connection with the Company’s Regulation A offering.

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. The Company shall also incurred a one-time offering expense fee of $5,000 due immediately, a $10,000 consulting fee due upon first closing, and a pass through fee of $8,000 due to FINRA best efforts review.

●	William Cavalier, Esq. On April 20, 2020, the Company entered into a consulting agreement (the “Agreement”) with William Cavalier, Esq. (“Consultant”) for the provision of professional consulting services. Under the terms of the Agreement, Mr. Cavalier is entitled a monthly retainer of $2,500, direct equity grant of 2% (or 400,000 shares) of the Company’s outstanding common stock. Mr. Cavalier’s Agreement includes a future direct equity grant of 1% of the Company’s outstanding common stock 1-year after the date of the Agreement. See Note 8 of the financial statements for discussion regarding fair value and accounting for non-employee stock grants. Additionally, the agreement stipulates that the monthly retainer shall increase to $10,000 when the Company’s Regulation A+ registration is approved by the US Securities and Exchange Commission and upon receipt of investment capital of $1 million. This increase in fees is to compensate for the complexity associated with a being public filer. The conditions for the increase in monthly retainer had not been met as of December 31, 2021.

ITEM 8. DESCRIPTION OF PROPERTY

The Company is currently headquartered in 2805 Veterans Highway, Suite 15, Ronkonkoma, New York, 11779. We lease approximately 1,700 square feet office space under a two-year non-cancellable triple net lease which expires in October 31, 2023. Our lease agreement requires monthly rental payments of $2,800. There is an optional two-year lease extension for this office space.

ITEM 9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of The3rdBevCo, Inc. included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Organizational Overview

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments, and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk, and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Critical Accounting Policies and Estimates

Our significant accounting policies are summarized in Note 3 of our audited financial statements included in this Offering Circular. While all of our accounting policies included in our audited financial statements impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

Year Ended December 31, 2021 as compared to December 31, 2020 (“last year”)

Revenues. We are a development stage corporation with limited operations and no revenues from our business operations during the year ended December 31, 2021 or 2020.

Operating Expenses. Our operating expenses principally consist of salary and related expenses paid to our Chief Executive Officer and sole employee, professional fees paid to start-up consultants and advisors, rent and general administrative costs to support the Company’s start-up operations. During the year ended December 31, 2021, operating expenses were $501,154 compared to $339,361 in 2020. The increase was due primarily due to marketing and advisory fees incurred in connection with launching the Company’s filing of a Regulation A Tier 2 offering. The remaining increase was due to rent and other administrative costs.

Provision for Income Taxes. We have no provision for income taxes as the Company is generating net operating losses. The Company placed a full valuation allowance against approximately $235,681 in deferred tax assets generated since inception due to the uncertainty of generating taxable income to utilize the deferred tax assets. The Company does not expect to incur significant income tax expense until significant operations commence.

Net Loss. Our net loss for the year ended December 31, 2021, was $605,030 as compared to $339,582 in 2020.

Liquidity and Capital Resources

Net Working Capital

As of December 31, 2021, we had a cash balance of $27,157 and a net negative working capital balance of $1,463,421. We are an early development stage company with significantly limited financial resources and our plan to enter the energy drink beverage market cannot be funded with our existing resources. We plan to raise additional bridge financing over the next 12-16 months using convertible promissory notes while we continue to raise permanent capital through our Regulation A Tier 2 offering.

Going Concern

We are a development stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we have raised the funds necessary to conduct a marketing program and produce inventory. There is no assurance we will ever generate revenue even if we raised all necessary funds.

Our management team is focused on raising capital, including first the sale of equity securities, which may not be available on commercially reasonable terms if at all, to fund our business plans to develop, market, sell and distribute our energy drinks. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected.

During the year ended December 31, 2021, we issued $620,000 in convertible promissory notes and received net proceeds of $575,000. Convertible promissory maturities ranged from three months to twelve months with a weighted average interest rate of 12.5% and default interest at 15% if the maturity date is extended beyond the original maturity date. On October 20, 2021, we repaid all principal and interest related to $25,000 of the convertible notes. On May 16, 2021, we extended the maturity date for the remaining $8,200 in convertible notes to May 16, 2022.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy to develop, market, sell and distribution our energy drinks. As we cannot predict the time at which revenue will exceed expenses, we anticipate the need to raise capital through additional equity issuances in other established public stock exchanges. There is presently no agreement in place that will guarantee financing for us, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our business. We believe these cumulative factors raise doubt about our ability to continue as a going concern.

Cash Flows from Operating Activities

●	Net cash used in operating activities for the year ended December 31, 2021 was $519,983 related to cash paid to partially settle accrued officer compensation, market and promotion costs associated with our Regulation A Tier 2 offering and operating costs.

●	Net cash used in operating activities for the year ended December 31, 2020 was $33,970 related to cash paid to partially settle accrued officer compensation.

Cash Flows from Investing Activities

●	There were no significant cash investing activities during the year ended December 31, 2021 or 2020.

Cash Flows from Financing Activities

●	Net cash from financing activities was $546,910 for the year ended December 31, 2021. The increase in financing activities was predominantly due to $575,000 in net proceeds received in connection with convertible promissory notes issued during 2021 for working capital purposes.

●	Net cash from financing activities was $34,200 for the year ended December 31, 2020. The Company issued convertible promissory notes in the amount of $33,200 and received a $1,000 advance from a stockholder which was used for working capital purposes.

12-Month Plan of Operation

Our business plan remains unchanged since the initial filing of our Form 1-A. Upon a successful Tier 2 offering, we expect to incur a cash burn of $26.8 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support our sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, offering costs and other administrative support costs. We expect to raise enough capital to move forward with our business plan and enable us sufficient cash flow to successfully launch our beverage offerings.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely, to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Semiannual Period Ended June 30, 2021 as Compared to June 30, 2020 (“last year”)

Semiannual Period Ended June 30, 2022 as Compared to June 30, 2021 (“last year”)

Revenues. We are a development stage corporation with limited operations and no revenues from our business operations during the semiannual period ended June 30, 2022 or 2021.

Operating Expenses. Our operating expenses principally consists of salary and related expenses paid to our Chief Executive Officer and sole employee, marketing and promotion, professional fees paid to start-up consultants and advisors, rent and general administrative costs to support the Company’s start-up operations. During the semiannual period ended June 30, 2022, operating expenses were $633,986 compared to $236,462 in 2021. The increase in operating expenses is due to interest accrued on unpaid officers’ salary, digital marketing and accrued professional fees payable to advisors in connection with launching the Company’s capital raise and preliminary brand marketing and promotion costs to pursue a new celebrity spirit drink line.

Interest Expense. During the semi-annual period ended June 30, 2022, interest expense was $174,157 compared to $18,307 in 2020. The increase reflects accrued contingent success fee payment of additional interest of $100,000 and the remainder accrued interest and original issue discount amortization associated with convertible promissory notes issued during 2021.

Provision for Income Taxes. We have no provision for income taxes as the Company is generating net operating losses. The Company placed a full valuation allowance against approximately $602,510 in deferred tax assets generated since inception due to the uncertainty of generating taxable income to utilize the deferred tax assets. The Company does not expect to incur significant income tax expense until significant operations commence.

Net Loss. Our net loss for the semi-annual period ended June 30, 2022, was $808,143 as compared to $254,769 in 2021.

Liquidity and Capital Resources

Networking Capital

As of June 30, 2022, we had a cash balance of $67,174 and a net negative networking capital balance of $1,543,381. We are an early development stage company with significantly limited financial resources and our plan to enter energy drink beverage market cannot be funded with our existing resources. We raised initial capital through convertible promissory notes and recently began to raise capital through our Regulation A Tier 2 offering. We expect to continue to utilize a combination of convertible debt and equity capital offerings to fund our business plan over the next 12 to 16 months.

Going Concern

We are a development stage corporation with limited operations and no revenues from our business operations. Our auditors previously issued a going concern opinion since inception of our business. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we have raised the funds necessary to conduct our business plan. There is no assurance we will ever generate revenue even if we raised all necessary funds.

Our management team has significant experience in the beverage industry and raising capital in a start-up environment. We have an experienced advisory board and financial advisors familiar with the start-up space and remain committed to our success. Our management team remains focused on continuing to raise capital, developing a select portfolio of branded product offerings and ultimately full production and distribution of our product offerings to our target consumer markets.

While we were able to raise capital through convertible promissory notes and common stock issuances since our inception, our ability to continue to raise funds on commercially reasonable terms for a start-up may not be possible if the U.S. capital markets tighten up amid current U.S. federal reserve decision to begin raising the benchmark federal funds interest rate to dampen consumer price inflation. Historically, whenever the U.S. federal reserve engages in quantitative tightening of credit by raising interest rates, it often dampens economic growth and limits capital expansion in the debt and equity markets. We cannot reliably predict future capital market conditions, our ability to raise additional capital at commercially reasonable terms may not be possible, if at all, to fund our business plans to develop, market, sell and distribute our branded product offerings. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy to develop, market, sell and distribution our energy drinks. As we cannot predict the time at which revenue will exceed expenses, we anticipate the need to raise capital through additional equity issuances in other established public stock exchanges. There is presently no agreement in place that will guarantee financing for us, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our business. We believe these cumulative factors raise doubt about our ability to continue as a going concern.

Cash Flows

Cash Flows from Operating Activities

●	Net cash used in operating activities during the semiannual period ended June 30, 2022 was $592,726 related to cash paid to settle accrued officer compensation, marketing and advisory fees associated with the Tier 2 Regulation A offering.

●	Net cash used in operating activities during the semiannual period ended June 30, 2021 was $232,649 related to cash paid to settle accrued officer compensation.

Cash Flows from Investing Activities

●	There were no significant cash investing activities during the semiannual periods ended June 30, 2022 and 2021.

Cash Flows from Financing Activities

●	Net cash provided by financing activities during the semiannual period ended June 30, 2022 was $632,743. The Company issued shares of common stock in connection with its Tier 2 Regulation A offering and raised net proceeds of $696,778. The Company also repaid $50,000 in convertible promissory notes and paid principal payments of $14,035 in connection with an operating lease liability. Net proceeds raised were used for working capital purposes.

●	Net cash provided by financing activities during the semiannual period ended June 30, 2021 was $260,825. The Company issued convertible promissory notes in the amount of $225,000, received a $16,325 advance from a stockholder and a $19,500 economic injury disaster loan advance, all of which were used for working capital purposes.

12-Month Plan of Operation

Our business plan remains unchanged since the initial filing of our Form 1-A. We expect to incur a cash burn of $30 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support our sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, offering costs and other administrative support costs. We expect to raise enough capital to move forward with our business plan and enable us sufficient cash flow to successfully launch our beverage offerings.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely, to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

BOARD OF DIRECTORS

Election and Appointment of Directors. Each Director of the Company is elected annually and holds office until the next annual general meeting of Shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the Articles of Incorporation, as amended and the Bylaws of the Company. Our last annual general meeting of shareholders was held on March 2, 2020 via waiver of notice of meeting. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors.

Our current Board of Directors as of December 31, 2022 is set forth below:

Name	Role	Age	Term Start Date	Term End Date
Peter Scalise III	President, Chief Financial Officer, Chief Executive Officer, Sole Director	51	10/2/2019	None

Peter Scalise III, President, Chief Financial Officer, Chief Executive Officer, Sole Director. Mr. Scalise is the founder and has served as the sole executive officer since inception of the Company in October 2019. Mr. Scalise has over 25 years of entrepreneurial experience in the nutritional supplement/beverage industry and significant executive leadership experience overseeing all aspects of operations including research and development, sales, procurement, distribution, inventory control and marketing. Additionally, he has put together an experienced advisory committee to assist with the launch and implementation of the strategic plan for The3rdBevco Inc. Prior to founding the Company, he founded and served as CEO of several supplement and beverage companies, including Gear Sports Nutrition (November 2011 to October 2019), JOJO Energy Drinks (September 2008 to November 2011), Advanced Genetics (August 1997 to September 2008) and Huge Nutrition (June 1995 to August 1997).

He also has vast gained experience raising capital in the private and public sector during his tenure as CEO of two small cap public companies: MOJO Ventures (OTC symbol MOJO, from May 2011 to November 2011) and Limitless Venture Group Inc (OTC symbol LVGI, from April 2012 to December 2014). In these prior roles he gained proficiency developing marketing platforms, overseeing financial operations, budgeting, staff recruitment and development, negotiating and drafting commercial contracts and overseeing related functions. He has extensive SEC/FINRA compliance, DTC compliance, PCAOB accounting procedures, public company filings and reporting procedures, public securities offering documents and procedures, reverse merger procedure and compliance.

Committees of the Board of Directors. There are no committees of the Board of Directors. There is an advisory committee that provides guidance to the President and Chairman of the Board. Our advisory committee has industry veterans that have led some of the largest and most well-known Fortune 500 brands in the world. The Company intends to leverage their industry marketing expertise and market connections to enter our target markets. The advisory committee includes the following members:

Steve McDermott. Steve has been building and advising world-class brands for 20+ years and has served as the Co-founder of Gr0wth Dr1vers since May 2016. Prior to this role at Gr0wth Dr1vers, he led brand strategy at VaynerMedia (May 2013 - February 2016), Boston Consulting Group (September 2016 - December 2017) and Kantar Retail (September 2011 - April 2013), and had operational responsibility for businesses at Unilever (November 2004 - September 2011) and the Pepsi-Lipton Partnership (February 2007 - November 2009). He has a proven track record translating consumer insight into strategy, meaningful brand propositions, effective communications, and activation, resulting in brand and business growth. Steve launched Pure Leaf iced tea while at Pepsi and his consulting work in shopper insight and retail execution was recognized by panel of The Coca-Cola Company’s leaders. He is also an expert in using social media driving revenue for clients—his Facebook campaigns have performed in 97th and 100th percentiles as measured by Datalogix and Nielsen, respectively. Steve holds an MBA from NYU Stern School of Business and BA from The College of William & Mary.

Eric Berman. is a marketing leader with a 20-plus year track record of driving growth through consumer insight, innovation, and digital brand building. He has served as the Co-founder of Growth Drivers since he founded it in May 2016. He has delivered results within both large organizations and entrepreneurial environments. Eric is one of a few CPG marketers who has created, developed, and launched a successful new consumer platform: Country Crock Side Dishes (Unilever) +$115mm in retail sales. Prior to founding Growth Drivers, Eric led the consumer package goods team at Facebook (January 2011 to July 2016). Prior to Facebook, Eric was head of marketing for KIND Healthy Snacks (July 2009 to November 2010) and also held a variety of marketing leadership roles at Unilever (September 2000 to June 2009) and Johnson & Johnson (June 1996 to May 1999). Eric holds an MBA from NYU Stern School of Business and BA from Boston University.

Chris Bradley. Chris is a senior creative leader with over 20 years of experience in Creative Leadership roles and currently serves as Creative Partner of Gr0wth Dr1vers. Prior to his current role he served as Creative Director for clients such as Budweiser, Bud Light, Stella Artois (May 2015 - May 2018), Volkswagen (February 2000 - May 2006), Samsung (January 2012 - January 2014), Sour Patch Kids, RITZ (May 2015 - May 2018), TRUTH (February 2000 - May 2006), Kodak, Motorola, Stolichnaya (April 2006 - July 2009), ampm, ARCO (July 2009 - January 2011) and non-profit organizations such as Feeding America (April 2006 - July 2009). His work has been recognized by: The Cannes Advertising Festival, The One Show, Clios Awards, The Effie’s, International Automotive Advertising Awards, Mobius Awards, The Addy’s, Tele Awards, The London International Awards, The ACD 100 Show, Communication Arts, Print Magazine, GRAPHIS and others. Industry speaking engagements across the US as a guest of Social Media Week, The Ad Club and has served as juror for the Effie’s. Chris holds a BA from Florida State University.

EXECUTIVE OFFICERS

Our current executive officers as of December 31, 2022 is set forth below:

Name	Age	Position(s) Held
Peter Scalise III	51	President, Chief Financial Officer, Chief Executive Officer, Sole Director

For information with respect to Mr. Scalise, please see the information about the members of our Board of Directors on the preceding pages.

There are no family relationships among any of our executive officers or directors.

ITEM 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

There was no compensation paid to any directors.

Executive Compensation

Year Ended December 31, 2022

Name	Capacities in which compensation was received	Cash Compensation ($)(1)	Other Compensation (2)	Total Compensation ($)
Peter Scalise	President, Chief Financial Officer, Chief Executive Officer	$365,000	$20,400	$385,400

(1)	Amount reported represents total monthly salary accruals recorded during the year ended December 31, 2022. For the year ended December 31, 2022, cash salaries paid (including unpaid accrued salary) were $290,050. As of December 31, 2022, unpaid salary due to our CEO was $367,048. As of December 31, 2022, there was $367,503 advanced by the Company to the CEO under a Note Agreement, which may be offset against unpaid accrued salary owed to the CEO.

(2)	Amount reported represents total monthly fixed monthly allowance accruals recorded during the year ended December 31, 2022. For the year ended December 31, 2022, fixed monthly allowances paid were $27,451. As of December 31, 2022, unpaid fixed monthly allowance was $7,711.

Compensation of Named Executive Officers (“NEO”s) is reviewed annually and determined by the Compensation Committee. The level of compensation for NEOs is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources.

As discussed above, we will provide a bonus incentive plan to motivate NEOs by providing them with the opportunity to acquire an interest in our business and benefit from our growth.

Employment Agreements and Compensation Arrangements; Termination and Change in Control Provisions

On October 8, 2019, we entered into a five-year employment agreement (“Agreement”) with Mr. Peter Scalise, III, our President and Chairman of the Board. The Agreement is noncancelable in the first year unless death or disability occurs. Under the terms of the Agreement, Mr. Scalise is entitled to a gross base annual salary of $225,000, payable weekly, subject to annual increases tied to the change in the consumer price index. On January 1, 2022, the Company approved an increase in the base compensation for the Chief Executive Officer from $225,000 to $365,000 per year. There were no other changes in the executive agreement terms and conditions. Unpaid or salary deferrals shall bear interest of 15% simple interest. Additionally, Mr. Scalise is entitled to fixed monthly expense allowances of $1,700.

Under the Agreement, Mr. Scalise is eligible to earn a bonus equal to 3% of our adjusted gross income (defined as gross revenues less costs to generate such revenue and related operating expenses) and 3% of our pretax profit from operations. All earned incentive bonuses shall be payable 50% in cash and 50% in equity within 30 days after issuance of the annual audited financial statements. No bonus was earned or accrued as of December 31, 2020 as we remain a development stage company with no revenues or net profit.

Further, per the Agreement Mr. Scalise is entitled to a brand development fee of $500,000 payable within 30 days of written request. The brand development fee is to be paid out of funds derived from proceeds in connection with a capital raise or line of credit. We accrued the full amount of his brand development fee upon execution of the Agreement which is presented on the accompanying balance sheet. As of the date of this Offering, Mr. Scalise did not issue a demand for payment of the brand development fee. There are no agreements or arrangements that provide for compensation to any other NEOs or directors, or that provide for payments to a NEO or director at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, severance, a change of control in the Company or a change in the NEO or director’s responsibilities.

There were no changes in our executive employment agreement with Mr. Peter Scalise, III, our President and Chairman of the Board since the original agreement was signed.

Executive Note Agreement

On January 1, 2022, we entered into a 1-year shareholder promissory note agreement (“Note Agreement”) with 3 optional 1-year term extensions, with Mr. Peter Scalise, III, our President and Chairman of the Board. Under the terms of the Note Agreement, Mr. Scalise may borrow up to $2,000,000 as permitted under Article III, paragraph 2 of the approved corporate bylaws of the Company. The Note Agreement requires all accrued interest and principal to be repaid at the end of the term. The Note Agreement shall initially bear interest at five (5) percent per annum to be accrued under the simple interest method. The interest rate shall increase by one (1) percent with each optional 1-year term extension. The Upon mutual agreement between the Mr. Scalise and us, the amounts owed under the Note Agreement may be settled in a non-cash transaction by direct offset against any unpaid salary deferrals owed to Mr. Scalise. Mr. Scalise has personally pledged 250,000 shares of common stock as partial collateral for this Note Agreement.

During the year ended December 31, 2022, Mr. Scalise was advanced $367,503 under this Note Agreement. As of December 31, 2022, unpaid principal and accrued interest due under this Note Agreement was $371,892.

ITEM 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Security Ownership of Directors and Executive Officers

As of December 31, 2022, Mr. Scalise was the sole director and executive officer with a direct ownership interest of 6,035,000 shares (or 22.9%) of Common Stock and 1 share of Series B preferred stock.

Security Ownership of Certain Beneficial Owners (Greater than 10% Holders)

The following table sets forth beneficial owners of more than 5% based on 26,356,188 outstanding shares of Common Stock as of January 24, 2023

Name and Complete Mailing Address	Number of Shares of Common Stock[*]		Percent of Common Stock Outstanding
The Jason Eric Job Gift Trust 2206 E. Bendamere Circle Millcreek UT 84109	5,111,760		19.4%
Jeferrey K Warmann 441 Warren Way McDonough GA 30252	4,250,000	[*]	16.1%
Equity Markets Adv, LLC 136 Wheatley Road Glen Head, NY 11545	4,100,000		15.6%

ITEM 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

A related person transaction is a consummated or currently proposed transaction in which the Company has been, is or will be a participant and the amount involved exceeds $50,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest. Related parties include key management personnel and companies under the control of key management personnel. Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Board and corporate officers, including the Company’s President and Chairman of the Board.

There was no reported related party transaction which exceeded $50,000 during the year ended December 31, 2021. During the period since inception (October 2, 2019) through December 31, 2019, the Company committed to a one-time brand development expense of $500,000 with the Company’s founder and majority stockholder.

ITEM 14. SECURITIES BEING OFFERED

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

The Company is offering up to 40,000,000 Units, each Unit consisting of one share of Common Stock (the “Share”) and one eighth of one warrant to purchase common stock at an exercise price of $2.00 per share (the “Warrant”, collectively the Share and the one eighth of one Warrant are defined as the “Unit”). The rights and obligations of the Common Stock both derived from the Unit and the exercise of each Warrant are described below. The Warrant shall provide the investor the legal right to purchase one share of Common Stock for each whole Warrant for $2.00 per share (the “Exercise Price”), and are a legally binding obligation of the Company upon receipt of the exercise price. The Warrants will expire exactly two years from issuance. If an investor fails to exercise the Warrant(s) prior to the Termination Date, the Warrant(s) shall be deemed expired and the investors right to exercise the same shall be null and void.

The Company’s authorized capital consists of 100,000,000 shares of common stock (“Common Stock”) with a par value of $0.0001, and 1 Series B preferred share (the “Series B”). There were 26,356,188 shares of common stock and 1 share of Series B preferred issued or outstanding prior to this Offering.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Our Board of Directors is not obligated to declare a dividend. To date, the Company did not issue any dividends on Common Stock. The payment of cash dividends, if any, in the future is within the discretion of our Board and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our development stage business.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

As of December 31, 2022, there was 1 share of preferred stock issued and outstanding. The preferred share has no voting rights, preferences or other terms or conditions as such share issuance has no designation.

Transfer Agent

The transfer agent for our common stock is V Stock Transfer LLC located at 18 Lafayette Place Woodmere, NY 11598 or available through the internet at www.vstocktransfer.com.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 71,356,188 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 713,562 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 2, Regulation A filer, we are required to file the following periodic reports:

●	Form 1-K, annual report to be filed within 120 days after the end of the fiscal year that includes audited financial statements for the year, a discussion of the company’s financial results for the year and information about the company’s business and management, related-party transactions and share ownership.

●	Form 1-SA, semiannual report to be filed within 90 days after the end of the semiannual period that includes unaudited interim financial statements and a discussion of the company’s financial results for the period.

●	Form 1-U, current report to be filed within four business days of certain events including a fundamental change, bankruptcy, change in accountant, non-reliance on prior financial statements or audit report, change in control and departure of officers.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Certificate of Incorporation of LAID Beverages Inc. dated October 2, 2019	7/24/2020
2.2	Bylaws of LAID Beverages Inc. dated October 2, 2019	7/24/2020
2.3	Articles of Incorporation Amendment (Name Change) dated January 24, 2020	7/24/2020
2.4	Articles of Incorporation Amendment (Authorized Share Increase) dated January 30, 2020	7/24/2020
2.5	Articles of Incorporation Amendment (Authorized Share Increase) dated April 23, 2020	7/24/2020
2.6	Articles of Incorporation Amendment (Authorized Share Increase) dated July 3, 2020	7/24/2020
3.1	The3rdBev Co. 2020 Incentive Plan Agreement dated April 1, 2020.	7/24/2020
3.2	Broker Deal Agreement with Dalmore Group, LLC, dated January 12, 2022	1/24/2023
3.3	Consulting Agreement dated April 20, 2020	9/2/2020
4.1	Form of Subscription Agreement	11/17/2022
4.2	Form of Warrant	11/17/2022
10.1	Employment Agreement, between LAID Beverages Inc. and Peter Scalise III dated October 8, 2019	7/24/2020
11.1	Consent of Eilers Law Group, P.A. included in 12.1	11/17/2022
11.2	Consent of the Auditor	1/24/2023
12.1	Opinion of Eilers Law Group, P.A.	11/17/2022
12.2	Promissory Note Agreement	2/2/2023

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ronkonkoma on this 2nd day of February 2023.

THE3RDBEVCO, INC.

By:	/s/ Peter Scalise
Peter Scalise President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Peter Scalise	02/2/2023
Peter Scalise Director

By:	/s/ Peter Scalise	02/2/2023
Peter Scalise Principal Executive Officer

By:	/s/ Peter Scalise	02/2/2023
Peter Scalise Principal Accounting and Financial Officer

Management Numbers Only: Not reviewed or audited by Independent Auditor

THE3RDBEVCO INC.

Condensed Balance Sheets

(Unaudited - Expressed in U.S. Dollars)

	JUNE 30,	DECEMBER 31,
	2022	2021

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$67,174	$27,157
Accounts receivable, net of allowance for doubtful accounts	105,250	-
Prepaid and other assets	604	33,320

Total current assets	173,028	60,477

NONCURRENT ASSETS
Right of use asset	40,759	56,043
Other long-term assets	5,600	5,600

TOTAL ASSETS	$219,387	$122,120

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$268,738	$95,620
Accrued officer compensation	199,795	290,779
Accrued interest payable	167,272	27,665
Convertible promissory note payable	543,200	558,650
Current portion of operating lease liability	30,895	28,959
Stockholder advances	22,225	22,225
Accrued brand development fee, related party	500,000	500,000

Total current liabilities	1,732,125	1,523,898

NON-CURRENT LIABILITIES
EIDL loan advance	19,500	19,500
Operating lease liability	11,143	27,114

Total non-current liabilities	30,643	46,614

TOTAL LIABILITIES	1,762,768	1,570,512

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $0.0001 par value; 1 share authorized; shares issued and outstanding were 1 and none, respectively	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; issued and outstanding were 24,723,499 and 23,079,999, respectively	2,473	2,308
Additional paid-in capital	777,850	64,861
Treasury stock	(8,750)	(8,750)
Accumulated deficit	(2,314,954)	(1,506,811)

Total stockholders’ deficit	(1,543,381)	(1,448,392)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$219,387	$122,120

The accompanying notes are an integral part of these condensed interim unaudited financial statements

Management Numbers Only: Not reviewed or audited by Independent Auditor.

THE3RDBEVCO INC.

Condensed Interim Statement of Operations

(Unaudited - Expressed in U.S. Dollars)

	SIX MONTHS ENDED
	JUNE 30,
	2022	2021

REVENUES	$-	$-
COSTS OF GOODS SOLD	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Officer compensation and related expenses	269,414	153,309
Product development	10,000	-
Marketing and promotion expense	118,221	30,565
Professional fees	140,316	26,221
General and administrative expenses	80,751	26,367
Depreciation and amortization	15,284	-

Total operating expenses	633,986	236,462

LOSS FROM OPERATIONS	(633,986)	(236,462)
INTEREST EXPENSE	(174,157)	$(18,307)

LOSS BEFORE INCOME TAX PROVISION	(808,143)	(254,769)
INCOME TAX PROVISION	-

NET LOSS	$(808,143)	$(254,769)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.01)

BASIC WEIGHTED WEIGHTED-AVERAGE SHARES OUTSTANDING	24,164,505	19,038,055

The accompanying notes are an integral part of these condensed interim unaudited financial statements

Management Numbers Only: Not reviewed or audited by Independent Auditor.

THE3RDBEVCO INC.

Condensed Interim Statement of Changes in Stockholders’ Deficit

(Unaudited - Expressed in U.S. Dollars)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated
	Issued	Amount	Issued	Amount	Capital	Stock	Deficit	Total

Balance, December 31, 2021	1	$-	23,074,999	$2,308	$64,861	$(8,750)	$(1,506,811)	$(1,448,392)
Common stock issued for services	-	-	910,000	91	14,378			14,469
Common stock issued for Regulation A offering	-	-	738,500	74	695,369	-	-	695,443
Warrants issued for Regulation A offering	-	-	-	-	1,335			1,335
Stock compensation expense non-qualified stock options	-	-	-	-	1,907			1,907
Net loss	-	-	-	-	-	-	(808,143)	(808,143)
Balance, June 30, 2022	1	$-	24,723,499	$2,473	$777,850	$(8,750)	$(2,314,954)	$(1,543,381)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated
	Issued	Amount	Issued	Amount	Capital	Stock	Deficit	Total

Balance, December 31, 2020	1	$-	18,599,999	$1,860	$(1,320)	$-	$(901,781)	$(901,241)
Common stock issued with convertible notes	-	-	1,175,000	117	16,802			16,919
Net loss							(254,769)	(254,769)
Balance, June 30, 2021	1	$-	19,774,999	$1,977	$15,482	$-	$(1,156,550)	$(1,139,091)

The accompanying notes are an integral part of these condensed interim unaudited financial statements

Management Numbers Only: Not reviewed or audited by Independent Auditor.

THE3RDBEVCO INC.

Condensed Interim Statement of Cash Flows

(Unaudited - Expressed in U.S. Dollars)

	SIX MONTHS ENDED
	JUNE 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(808,143)	$(254,768)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	15,284	-
Amortization of original issue discount	34,550	11,691
Share-based compensation expense	1,907	-

Changes in operating liabilities:
Accounts receivable and unbilled accounts receivable	(105,250)	-
Prepaid expenses and other current assets	32,717	-
Accounts payable	173,118	(1,221)
Accrued interest payable	154,076	6,615
Accrued officer compensation	(90,985)	5,034
Net cash used in operating activities	(592,726)	(232,649)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible promissory note issuances	0	225,000
Proceeds from stockholder advances	-	16,325
Proceeds from EIDL loan advance	-	19,500
Repayment of convertible promissory note issuances	(50,000)	-
Principal payments under finance lease obligations	(14,035)	-
Proceeds from Regulation A common stock share issuance	696,778
Net cash provided by financing activities	632,743	260,825

NET CHANGE IN CASH	40,017	28,176
CASH, beginning of period	27,157	230
CASH, end of period	$67,174	$28,406

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
1,175,000 shares of common stock issued with convertible notes	$-	$16,919
200,000 shares of common stock issued in exchange for legal services	$3,180	$-
710,000 shares of common stock issued in exchange for services	$11,289	$-

The accompanying notes are an integral part of these condensed interim unaudited financial statements

Management Numbers Only: Not reviewed or audited by Independent Auditor.

THE3RDBEVCO INC.

Notes to Unaudited Interim Financial Statements

Management Numbers Only: Not reviewed or audited by Independent Auditor

(Expressed in U.S. Dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The3rdBevCo, Inc. (referred as the “Company”) was incorporated in the State of New York and established on October 2, 2019 (“Inception” or “2019”) under the name LAID Beverages Inc. On January 24, 2020, the Company officially changed its name from LAID Beverages Inc. to The3rdBevCo Inc. as part of its multi-product brand strategy which includes the development of three differentiated brand offerings under the brand names LAID, CHILL’D and ProsecGO. The Company is a development-stage Company formed to commence operations related to development, distribution, sales, and marketing of beverages. The Company’s principal headquarters is located at 2805 Veterans Highway, Suite 15, Ronkonkoma, NY 11779.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s planned start-up activities and capital raise. Additionally, the Company’s service providers and their operations may be disrupted, which could result in additional disruptions or delays in development of the Company’s brands and promotional products.

The Company is not able to estimate the duration of the pandemic and potential impact on the business if disruptions occur. To date, the Company is not aware of any such disruptions. In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for product and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

NOTE 2 – GOING CONCERN

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has no significant assets and an accumulated deficit and working capital deficit of $2,314,954 and $1,559,097, respectively, as of June 30, 2022, and incurred a net loss and used cash in operations of $808,143 and $607,104, respectively, for the semi-annual period ended June 30, 2022. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate sufficient revenues. There is no guarantee that the Company will be able to raise sufficient capital or generate a level of revenues to sustain its operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is a development stage corporation with limited operations and no revenues from business operations. The Company has performed an annual assessment of its ability to continue as a going concern as required under ASU No. 2014-15, Presentation of Financial Statements – Going Concern (“ASU No. 2014-15”) and concluded that the ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds by way of a Regulation A, Tier 2 security offering of up to $50 million in proceeds which will be used to implement its full business plan. The Company has submitted for an extension of its Regulation A offering through 2022.

The Company’s business plan includes an anticipated cash burn of $30 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, and other administrative support costs. The Company’s business plan assumes a successful Regulation A, Tier 2 security offering of $50 million. While the Company believes in the viability of its strategy to raise the required capital and to commence operations with sufficient revenue to generate a profit, there can be no assurances to that effect.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

NOTE 3 – SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed interim unaudited semi-annual financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The results of operations for the semi-annual period ended June 30, 2022 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2022 or for any other future annual or interim period. These condensed interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Form 1-K for the year ended December 31, 2021.

Development Stage Company

The Company is a development stage company as defined in ASC 915 “Development Stage Entities.”. The Company is devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities. The Company has elected to adopt application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. Upon adoption, the Company no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the valuation allowance against deferred tax assets and fair value of stock-based compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of these financial statements. Interest-bearing cash deposits maintained by financial institutions in the United States of America are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. The Company had cash balances in excess of FDIC limits as of June 30, 2022. The Company had no cash balances in excess of FDIC Limits as of December 31, 2021.

Convertible Debt

The Company has raised short-term capital with convertible promissory notes. The Company evaluates the terms of convertible debt issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs, and contingency has been resolved. Conversion features are accounted for as set forth below:

●	Embedded Derivatives. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

●	Beneficial Conversion Feature. If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the statements of operations.

●	Stock issued as consideration with Convertible Debt. The Company treats the issuance of shares of common stock in connection with the issuance of convertible debt as a debt discount, which is recorded as a contra-liability against the debt and amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statement of operations. The offset to contra-liability is recorded as additional paid in capital if the stock consideration is not treated as a derivative. The Company determines the value of stock issued in connection with convertible debt based on the most recent Section 409A valuation.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

●	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Level 1 derivative assets and liabilities include those actively traded on exchanges. There are no assets or liabilities for which level 1 inputs are applied.

●	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Level 2 inputs are used to determine the fair value of stock option grants.

●	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. There are no assets or liabilities for which level 3 inputs are applied.

The estimated fair value of certain financial instruments, including accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company had not previously filed its corporate tax returns since inception and accordingly accrued related late filing penalties of $435 per unfiled return. The Company filed all past due returns in 2021. The Company filed an extension to complete its 2021 corporate tax return.

Revenue from Contracts with Customers

The Company adopted ASC 606, Revenue from Contracts with Customers, upon its inception on October 2, 2019. Revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied. The Company’s performance obligation will generally consist of the promise to sell concentrates or finished products to bottling partners, wholesalers, distributors, or retailers. Control of the concentrates or finished products will be transferred upon shipment to, or receipt at, the customers’ locations, as determined by the specific terms of the contract. Once control is transferred to the customer, the Company has completed its performance obligation, and revenue will be recognized. The Company’s standard sales terms generally do not allow for a right of return except for matters related to any manufacturing defects caused by the Company. After completion of the Company’s performance obligation, there is an unconditional right to consideration as outlined in the contract. There were no contracts with customers entered into during the semiannual period ended June 30, 2022 or 2021. The Company has not recognized any revenues since its inception.

Advertising, Marketing and Promotion Costs

The Company expenses advertising, marketing and promotion costs related to its beverage products in the period in which the expenditure is incurred. Beverage products will be promoted through recognized social media networks and other marketing channels, and through product promotion samples at targeted events. During the semiannual periods ended June 30, 2022 and 2021, the Company incurred website, general marketing, branding and promotion costs of $118,221 and $30,565, respectively.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

Shipping and Handling Costs

Shipping and handling costs related to the movement of goods from manufacturing locations to sales distribution centers or from manufacturing locations or sales distribution centers to end customers will be included in cost of goods sold in the statement of operations. The Company’s customers will generally not pay separately for shipping and handling costs. Upon adoption of ASC 606, the Company made a policy election to recognize the cost of shipping and handling activities that are performed after a customer obtains control of the goods as costs to fulfill the promise to provide goods to the customer. As a result of this election, the Company does not evaluate whether shipping and handling activities are services promised to customers. If revenue is recognized for the related goods before the shipping and handling activities occur, the related costs of those shipping and handling activities are accrued. There were no shipping and handling costs incurred during the semiannual periods ended June 30, 2022 or 2021.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities in the balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease agreements do not typically provide an implicit rate, as such the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For lease agreements with lease and non-lease components are generally accounted for separately.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Basic Net Loss Per Share

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share”. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. As of June 30, 2022, there were convertible debt instruments (see Note 5) that could be converted at a price of $1.00 per share into 543,200 shares of common stock; however, inclusion would be anti-dilutive. There were no potentially dilutive shares outstanding as of June 30, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

NOTE 4 – RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

On October 8, 2019, the Company entered into a five-year employment agreement (“Agreement”) with Mr. Peter Scalise, III, the Company’s President and Chairman of the Board. The Agreement is noncancelable in the first year unless death or disability occurs. Under the terms of the Agreement, the employee is entitled to a gross base annual salary of $225,000, payable weekly, subject to annual increases tied to the change in the consumer price index. On January 1, 2022, the board of directors approved an increase in gross base annual salary to $365,000 with no additional changes in the terms and conditions of the Agreement. Unpaid or salary deferrals shall bear interest of 15% simple interest which is included in accrued salary payable. Additionally, Mr. Scalise is entitled to fixed monthly expense allowances of $1,700. The Company has not been able to timely repay past due and current salary commitments required under the Agreement as they become due. Accrued officer compensation consisted of the following:

	JUNE 30,	DECEMBER 31,
	2022	2021
	(Unaudited)

Accrued salary payable	$129,675	$246,699
Accrued direct deposit payable	6,674	-
Accrued payroll tax	46,867	27,617
Accrued monthly allowances	16,579	16,463

Total accrued expenses	$199,795	$290,779

Under the Agreement, Mr. Scalise is eligible to earn a bonus equal to 3% of the Company’s adjusted gross income (defined as gross revenues less costs to general such revenue and related operating expenses) and 3% of the Company’s pretax profit from operations. All earned incentive bonuses shall be payable 50% in cash and 50% in equity within 30 days after issuance of the annual audited financial statements. No bonus was earned or accrued as of June 30, 2022 or 2021, as the Company remains a development stage company with no revenues or net profit.

Accrued Brand Development Fee, Related Party

Further, per the Agreement Mr. Scalise is entitled to a brand development fee of $500,000 payable within 30 days of written request. The brand development fee is to be paid out of Company funds derived from proceeds in connection with a capital raise or line of credit. The Company accrued the full amount of his brand development fee upon execution of the Agreement which is presented on the accompanying balance sheet. As of the date of these financial statements, Mr. Scalise did not issue a demand for payment of the brand development fee. Accrued brand development fee consisted of the following:

	JUNE 30,	DECEMBER 31,
	2022	2021
	(Unaudited)

Accrued brand development fee, related party	$500,000	$500,000

Total	$500,000	$500,000

Stockholder Advance

During the semi-annual period ended June 30, 2022, there were no stockholder loan advances or repayments. As of June 30, 2022, unpaid Stockholder loan advances were $22,225. These Stockholder loan advances are due on demand and are reported as current liabilities on the balance sheet.

Sublease Agreement

In June 2020, the Company executed a twelve-month sublease agreement with a related entity majority owned by the Company’s Chief Executive Officer, founder and majority stockholder. During the semi-annual period ended June 30, 2021, the Company incurred rent expense with this related party under the sublease agreement totaling $3,500 which is included in general and administrative expenses on the statement of operations. As of June 30, 2022, the Company owed the related entity $3,450 for unpaid rent which has been included in accounts payable and accrued expenses on the accompanying balance sheet.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

NOTE 5 – DEBT

The Company has convertible promissory notes payable (“Convertible Notes”) and an Economic Injury Disaster Loan payable.

Convertible Notes. During the semiannual period ended June 30, 2022, the Company did not issue any additional Convertible Notes. Convertible promissory notes issued bear interest ranging from 11% to 14%, original issuance discounts of 10%, where applicable, and with maturities ranging from 3 months to 12 months. There were Convertible Notes with a combined face value of $450,000, which permit an additional 6-month maturity extension with an increase in interest from the stated rate to 15%. In the event the Convertible Note holder elects not to convert into shares of common stock or the Company is unable to repay the Convertible Notes, there is a default cure provision that requires the issuance of an additional 25% (or 1,025,000 shares of the Company’s common stock) for no additional consideration. These convertible debt instruments may also include additional consideration in the form of shares of common stock and success fee incentives payable upon reaching a minimum level of capital raised.

The Company’s convertible promissory notes payable (“Convertible Notes”) consisted of the following:

	JUNE 30,	DECEMBER 31,
	2022	2021
	(Unaudited)

Convertible Promissory Note, dated December 17, 2020, bearing interest at 11% per annum payable upon maturity on May 16, 2022.	$8,200	$8,200
Convertible Promissory Note, dated February 16, 2021, bearing interest at 12.5% per annum payable upon maturity on August 17, 2022. On June 28, 2022, partially repaid principal of $50,000.	50,000	100,000
Convertible Promissory Note, dated June 16, 2021, bearing interest at 15% per annum payable upon extended maturity on December 15, 2022.	110,000	110,000
Convertible Promissory Note, dated September 17, 2021, bearing interest at 15% per annum payable upon extended maturity on September 16, 2022.	275,000	275,000
Convertible Promissory Note, dated December 3, 2021, bearing interest at 12.5% per annum payable upon maturity on December 3, 2022.	25,000	25,000
Convertible Promissory Note, dated December 9, 2021, bearing interest at 12.5% per annum payable upon maturity on December 8, 2022.	75,000	75,000

Total Convertible Promissory Notes Payable	$543,200	$593,200
Less: Unamortized Original Issue Discount	-	(34,550)
Net Convertible Promissory Notes Payable	$543,200	$558,650

The Convertible Notes above were issued to enable the Company to cover accrued salaries and to a lesser extent administrative start-up related costs. There were no beneficial conversion features recognized in connection with these Convertible Notes.

Success Fee Liability. A Convertible Note includes a future obligation to pay in cash up to $100,000 as additional interest upon the Company successfully raising at least $500,000 through its Tier 2 Regulation A offering. As of June 30, 2022, the Company has successfully raised more than $500,000. Based on this fact, the Company determined the success fee payment was probable and recorded interest expense and an offsetting success fee liability of $100,000.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

Economic Injury Disaster Loan. On January 29, 2022, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the principal amount of the EIDL Loan is up to $19,500, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning eighteen (18) months from the date of the SBA Note in the amount of $96.00. The balance of principal and interest is payable thirty years from the date of the SBA Note. In connection therewith, the Company received a $19,500 advance and classified this loan as long term.

NOTE 6 – LEASES

On September 29, 2021, the Company entered into a two (2) year office non-cancellable lease agreement commencing on November 1, 2021, which requires monthly lease payments of $2,800 plus a portion of operating expenses. This lease required an upfront security deposit of $5,600. The lease requires a total of $67,800 in rent payments of the life of the lease. This lease contains one 2-year extension with a rent adjustment equal to the greater of the change in the consumer price index or 4%.

The components of lease expense were as follows:

	SIX MONTHS ENDED
	JUNE 30,
	2022	2021
	(Unaudited)

Operating lease cost:
Amortization of right of use assets	$15,284	$-
Interest on operating lease liability	2,766	-

Total operating lease costs	$18,050	$-

Supplemental cash flow information related to leases was as follows:

	SIX MONTHS ENDED
	JUNE 30,
	2022	2021
	(Unaudited)

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$16,800	$-

Right of use assets obtained in exchange for lease obligations:
Operating leases	$-	$-

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

Supplemental balance sheet information related to leases was as follows:

	JUNE 30,	DECEMBER 31,
	2022	2021
	(Unaudited)
Operating lease:
Right of use asset	$40,759	$61,138
Operating lease liability	$42,038	$56,073

Weighted average remaining lease term (in years):
Operating lease	1.3	1.8

Weighted average discount rate:
Operating lease	11.0%	11.0%

Future maturities of operating lease liabilities as of June 30, 2022 (Unaudited):

Semiannual Period Ending June 30,
2023	$34,000
2024	11,400

Total lease payments	$45,400
Less: imputed interest	(3,362)

Total	$42,038

NOTE 6 – CAPITAL STRUCTURE

Capital Stock

As of June 30, 2022, the Company had 100,000,000 authorized shares of common stock with a par value of $0.0001, of which 24,723,499 shares were issued and outstanding. During the semi-annual period ended June 30, 2022, the Company issued shares of common stock as set forth below:

●	Between January 1, 2022 and June 30, 2022, the Company issued 738,500 shares of common stock at a price of $1.00 per share in connection with its Tier 2 Regulation A offering. Each sale of common stock received one-eighth of one warrant to purchase common stock. Warrants issued have no stated expiration date.

●	On January 25, 2022, the Company issued 200,000 shares of common stock to satisfy the requirements of its agreement with Mr. Cavalier. The Company also issued a total of 710,000 shares of common stock to advisors and consultants providing services in connection with start-up activities. The Company issued a total of 910,000 shares of common stock in exchange for legal, accounting, advisory and consulting services. The fair value of common stock issued for services was $14,469 based on the most recently issued Section 409A valuation report.

●	During the semi-annual period ended June 30, 2021, the Company issued 1,175,000 shares of common stock as additional consideration for Convertible Notes issued during the period. The fair value of common stock issued was $16,919 based on the most recently issued Section 409A valuation report.

Preferred Stock

As of June 30, 2022, there was one authorized share of Series B preferred share with a par value of $0.0001, of which the sole share was issued and outstanding to Peter Scalise III, President and Chairman of the Board. There were no changes in the Series B rights.

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

NOTE 7 – STOCK OPTION AND AWARD PROGRAMS

The Company grants long-term equity awards under its stock-based compensation plans to certain employees, officers, directors, consultants, agents, advisors and independent contractors. Under the 2020 3rdBevCo, Inc. Incentive Plan (the “Plan”) approved by the Company’s board of directors and shareholders, the Company is authorized to issue up to 2 million shares of the Company’s common stock for grants of stock options, performance share units, restricted stock, restricted stock units and other specified award types, including cash awards with performance-based vesting criteria. These awards may be in the form of stock options, restricted stock units or awards, or other similar awards.

Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s stock based on the current Section 409A valuation nearest to the date of grant. The fair value of each stock option award is estimated using a Black-Scholes Model and the Waterfall analysis and is expensed on a straight-line basis over the vesting period.

During the semiannual period ended June 30, 2022, the Company recognized in operating expenses share-based compensation expense of $1,575. There was no share-based compensation expense recognized during the semiannual period ended June 30, 2021.

A summary of non-qualified stock option activity as of June 30, 2022, and corresponding changes during the semi-annual period, are as follows:

	Shares	Weighted- Average Exercise Price
	(Unaudited)

Outstanding as of January 1, 2022	500,000	$0.0147
Granted	-	-
Exercised/vested	-	-
Forfeited		-
Expired		-
Outstanding as of June 30, 2022	500,000	$-
Options vested and expected to vest as of June 30, 2022	62,500	$0.0147
Options exercisable as of June 30, 2022	62,500	$0.0147

There were no stock options issued, outstanding or vested as of or during the semiannual period ended June 30, 2021.

Stock options generally vest on the third anniversary of the grant date and have a maximum contractual term of 10 years from the date of grant. The weighted-average remaining contractual life and the aggregate intrinsic value (the amount by which the fair value of our stock price exceeds the exercise price of the option) of the stock options outstanding, exercisable, and vested and expected to vest as of June 30, 2022, were as follows:

	Outstanding	Exercisable	Vested and Expected to Vest
	(Unaudited)

Weighted-average remaining contractual life (in years)	1.3	1.3	1.3
Aggregate instrinsic value	$7,950	$994	$994

THE3RDBEVCO INC.
Notes to Unaudited Interim Financial Statements
Management Numbers Only: Not reviewed or audited by Independent Auditor
(Expressed in U.S. Dollars)

As of June 30, 2022, there was $5,442 of total unrecognized compensation cost related to unvested options, which will be recognized ratably over the weighted-average remaining vesting period of 1.3 years.

The fair value of each option is estimated stock based on the current Section 409A valuation nearest to the date of grant.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Letter of Intent to Acquire Belight Ice Cream Brand. On February 23, 2022, the Company entered into a non-binding letter of intent to acquire the Belight Ice Cream brand from Profit4Life Corporation, a related party under common ownership by the Company’s Chief Executive Officer and Michael Kelly, a current stockholder of the Company. Assets include all proprietary formulations of all ice cream flavor. The purchase price is $850,000 payable in cash at a future closing which has not yet been determined. The Company intends to fund the purchase with funds raised in connection with its Regulation A Tier 2 offering.

Security Offering Raise Agreements. There were no changes in the Company’s contractual arrangements with Novation Solutions (digital capital raising platform services), or William Cavalier, Esq. (start-up legal consulting services) in connection with the Company’s Regulation A Tier 2 offering. On December 2, 2022, the Company canceled its agreement with The Dalmore Group (broker-dealer services) and engaged Dalmore Group, LLC, having substantially the same terms of service and compensation.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to the semi-annual period ended June 30, 2022, to the date these interim unaudited financial statements were issued and determined that the following were material subsequent events to disclose in these financial statements.

●	On July 13, 2022, the Company announced a stock repurchase program under which two founding shareholders offered all their shares at a discount in a private transaction.

●	On August 15, 2022, the Company entered into a non-binding letter of intent with Mr. Rorrey Fenty, brother to pop star Robyn (“Rhianna”) Fenty whereby, upon execution of formal definitive agreements, Mr. Fenty shall provide consulting services related to celebrity specific branding of new The3rdBevCo product lines, including, but not limited to, introductions to and branding strategies for celebrity specific products. Upon execution of formal definitive agreements, Mr. Fenty shall be compensated $125,000. Thereafter, he shall be compensated $125,000 confirmation of any formal meeting with Ms. Rhianna Fenty, $1,250,000.00 upon the signing of any formal agreement with Ms. Rhianna Fenty. Mr. Fenty shall also earn 2% of net profits derived from any celebrity brand created from the efforts of Mr. Fenty, including any products branded with Ms. Rhianna Fenty.

●	On September 7, 2022, the Company announced the launch of a new celebrity partnership division which seeks to partner with well-known celebrities across various industries looking to use their influence and reach to launch beverage brands that fans can enjoy. In addition to the company’s offering and expertise in non-alcoholic and functional beverages, they will expand this new division to include clean, high-quality spirits. The company is in talks with several A-List celebrities with a combined reach of more than 500 million followers on social media as it moves to rapidly grow this new division.

●	As of September 16, 2022, the Company had Convertible Notes with a combined face value of $450,000, which were in default and potentially subject to default cure provisions which require the issuance of up to 1,025,000 additional shares of common stock to cure the default, unless negotiated otherwise by the Company.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of The3rdBevCo, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of The3rdBevCo, Inc. (the “Company”) as of December 31, 2021, the related statement of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

October 31, 2022

THE3RDBEVCO INC.

Balance Sheets

(Expressed in U.S. Dollars)

	DECEMBER 31,
	2021	2020

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,157	$230
Prepaid and other assets	33,320	25,000

Total current assets	60,477	25,230

NONCURRENT ASSETS
Right of use asset	56,043	-
Other long-term assets	5,600	-

TOTAL ASSETS	$122,120	$25,230

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$95,620	$67,630
Accrued officer compensation	290,779	324,419
Accrued interest payable	27,665	222
Convertible promissory note payable	558,650	33,200
Current portion of operating lease liability	28,959
Stockholder advances	22,225	1,000
Accrued brand development fee, related party	500,000	500,000

Total current liabilities	1,523,898	926,471

NON-CURRENT LIABILITIES
EIDL loan advance	19,500	-
Operating Lease Liability	27,114

Total non-current liabilities	46,614	-

TOTAL LIABILITIES	1,570,512	926,471

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $0.0001 par value; 1 share authorized; shares issued and outstanding were 1 and none, respectively	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; issued and outstanding were 23,079,999 and 18,599,999, respectively	2,308	1,860
Additional paid-in capital	64,861	(1,320)
Treasury stock	(8,750)	-
Accumulated deficit	(1,506,811)	(901,781)

Total stockholders’ deficit	(1,448,392)	(901,241)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$122,120	$25,230

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statements of Operations

(Expressed in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31,
	2021	2020

REVENUES	$-	$-
COSTS OF GOODS SOLD	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Brand development fee, related party	-	-
Officer compensation and related expenses	303,140	282,084
Marketing and promotion expense	80,389	-
Professional fees	49,598	46,050
General and administrative expenses	62,932	11,227
Depreciation and amortization	5,095	-

Total operating expenses	501,154	339,361

LOSS FROM OPERATIONS	(501,154)	(339,361)
INTEREST EXPENSE	(103,876)	$(221)

LOSS BEFORE INCOME TAX PROVISION	(605,030)	(339,582)
INCOME TAX PROVISION	-	-

NET LOSS	$(605,030)	$(339,582)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.02)

BASIC WEIGHTED WEIGHTED-AVERAGE SHARES OUTSTANDING	20,400,416	18,599,999

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statement of Changes in Stockholders’ Deficit

(Expressed in U.S. Dollars)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated
	Issued	Amount	Issued	Amount	Capital	Stock	Deficit	Total
Balance, December 31, 2019	-	$-	-	-	$40	$-	$(562,199)	$(562,159)
Capital contribution	-	-	-	-	100	-	-	100
Common stock issued to founders	-		18,199,999	1,820	(1,820)	-	-	-
Common stock issued for services	1	-	400,000	40	360	-	-	400
Net loss	-	-	-	-	-	-	(339,582)	(339,582)

Balance, December 31, 2020	1	$-	18,599,999	$1,860	$(1,320)	$-	$(901,781)	$(901,241)
Common stock issued with convertible notes	-		4,180,000	418	65,879	-	-	66,297
Common stock issued for services	-	-	300,000	30	(30)	-	-	-
Common stock repurchase	-	-	(5,000)	-	-	(8,750)	-	(8,750)
Stock compensation expense non-qualified stock options					333			333
Net loss	-	-	-	-	-	-	(605,030)	(605,030)
Balance, December 31, 2021	1	$-	23,074,999	$2,308	$64,861	$(8,750)	$(1,506,811)	$(1,448,392)

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statements of Cash Flows

(Expressed in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(605,030)	$(339,582)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,095	-
Amortization of original issue discount	52,200	-

Changes in operating liabilities:
Inventories	-	-
Prepaid expenses and other current assets	(8,319)	(25,000)
Other assets	(5,600)	-
Accounts payable	27,990	68,094
Accrued interest payable	47,322	222
Accrued officer compensation	(33,641)	262,296
Net cash used in operating activities	(519,983)	(33,970)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible promissory note issuances	575,000	33,200
Proceeds from stockholder advances	21,225	1,000
Proceeds from EIDL loan advance	19,500	-
Repayment of convertible promissory note issuances	(55,000)	-
Principal payments under finance lease obligations	(5,065)	-
Repurchase of common stock	(8,750)	-
Net cash provided by financing activities	546,910	34,200

NET CHANGE IN CASH	26,927	230
CASH, beginning of period	230	-
CASH, end of period	$27,157	$230

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid:
Interest	$4,151	$-
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
4,180,000 shares of common stock issued with convertible notes	$66,297	$-
300,000 shares of common stock issued for services for no consideration	$-	$-
400,000 shares of common stock issued in exchange for legal services		$400
18,199,999 shares of common stock issued to founders for no consideration	$-	$-
Capital leases for acquisition of property and equipment	$61,138	$-

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The3rdBevCo, Inc. (referred as the “Company”) was incorporated in the State of New York and established on October 2, 2019 (“Inception” or “2019”) under the name LAID Beverages Inc. On January 24, 2020, the Company officially changed its name from LAID Beverages Inc. to The3rdBevCo Inc. as part of its multi-product brand strategy which includes the development of three differentiated brand offerings under the brand names LAID, CHILL’D and ProsecGO. The Company is a development-stage Company formed to commence operations related to development, distribution, sales, and marketing of beverages. The Company’s principal headquarters is located at 2805 Veterans Highway, Suite 15, Ronkonkoma, NY 11779.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s planned start-up activities and capital raise. Additionally, the Company’s service providers and their operations may be disrupted, which could result in additional disruptions or delays in development of the Company’s brands and promotional products.

The Company is not able to estimate the duration of the pandemic and potential impact on the business if disruptions occur. To date, the Company is not aware of any such disruptions. In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for product and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

NOTE 2 – GOING CONCERN

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has no significant assets and an accumulated deficit and working capital deficit of $1,497,232 and $1,453,843, respectively, as of December 31, 2021, and incurred a net loss and used cash in operations of $595,451 and $519,982, respectively, for the year ended December 31, 2021. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate sufficient revenues. There is no guarantee that the Company will be able to raise sufficient capital or generate a level of revenues to sustain its operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is a development stage corporation with limited operations and no revenues from business operations. The Company has performed an annual assessment of its ability to continue as a going concern as required under ASU No. 2014-15, Presentation of Financial Statements – Going Concern (“ASU No. 2014-15”) and concluded that the ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds by way of a Regulation A, Tier 2 security offering of up to $50 million in proceeds which will be used to implement its full business plan. The Company has submitted for an extension of its Regulation A offering through 2023.

The Company’s business plan includes an anticipated cash burn of $26.8 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, and other administrative support costs. The Company’s business plan assumes a successful Regulation A, Tier 2 security offering of $50 million. While the Company believes in the viability of its strategy to raise the required capital and to commence operations with sufficient revenue to generate a profit, there can be no assurances to that effect.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 3 – SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s fiscal year end is December 31st.

Development Stage Company

The Company is a development stage company as defined in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities. The Company has elected to adopt application of Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. Upon adoption, the Company no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the valuation allowance against deferred tax assets and fair value of share-based compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of these financial statements. The Company had no cash equivalents as of December 31, 2021 and 2020. Interest-bearing cash deposits maintained by financial institutions in the United States of America are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. The Company had no cash balances in excess of Federal Deposit Insurance Corporation limits as of December 31, 2021 or 2020.

Convertible Debt

The Company has raised short-term capital with convertible promissory notes. The Company evaluates the terms of convertible debt issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs, and contingency has been resolved. Conversion features are accounted for as set forth below:

●	Embedded Derivatives. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

●	Beneficial Conversion Feature. If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the statements of operations.

●	Stock issued as consideration with Convertible Debt. The Company treats the issuance of shares of common stock in connection with the issuance of convertible debt as a debt discount, which is recorded as a contra-liability against the debt and amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statement of operations. The offset to contra-liability is recorded as additional paid in capital if the stock consideration is not treated as a derivative. The Company determines the value of stock issued in connection with convertible debt based on the most recent Section 409A valuation.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

●	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Level 1 derivative assets and liabilities include those actively traded on exchanges. There are no assets or liabilities for which level 1 inputs are applied.

●	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Level 2 inputs are used to determine the fair value of stock option grants.

●	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. There are no assets or liabilities for which level 3 inputs are applied.

The estimated fair value of certain financial instruments, including accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company had not previously filed its corporate tax returns since inception and accordingly accrued related late filing penalties of $435 per unfiled return. The Company filed all past due returns in 2021. The Company filed an extension to complete its 2021 corporate tax return.

Revenue from Contracts with Customers

The Company adopted ASC 606, Revenue from Contracts with Customers, upon its inception on October 2, 2019. Revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied. The Company’s performance obligation will generally consist of the promise to sell concentrates or finished products to bottling partners, wholesalers, distributors, or retailers. Control of the concentrates or finished products will be transferred upon shipment to, or receipt at, the customers’ locations, as determined by the specific terms of the contract. Once control is transferred to the customer, the Company has completed its performance obligation, and revenue will be recognized. The Company’s standard sales terms generally do not allow for a right of return except for matters related to any manufacturing defects caused by the Company. After completion of the Company’s performance obligation, there is an unconditional right to consideration as outlined in the contract. There were no contracts with customers entered into during the year ended December 31, 2021 or 2020. The Company has not recognized any revenues since its inception.

Advertising, Marketing and Promotion Costs

The Company expenses advertising, marketing and promotion costs related to its beverage products in the period in which the expenditure is incurred. Beverage products will be promoted through recognized social media networks and other marketing channels, and through product promotion samples at targeted events. During the years ended December 31, 2021, the Company incurred website, general marketing, branding and promotion costs of $22,939. There were no advertising, marketing and promotion costs incurred during the year ended December 31, 2020.

Shipping and Handling Costs

Shipping and handling costs related to the movement of goods from manufacturing locations to sales distribution centers or from manufacturing locations or sales distribution centers to end customers will be included in cost of goods sold in the statement of operations. The Company’s customers will generally not pay separately for shipping and handling costs. Upon adoption of ASC 606, the Company made a policy election to recognize the cost of shipping and handling activities that are performed after a customer obtains control of the goods as costs to fulfill the promise to provide goods to the customer. As a result of this election, the Company does not evaluate whether shipping and handling activities are services promised to customers. If revenue is recognized for the related goods before the shipping and handling activities occur, the related costs of those shipping and handling activities are accrued. There were no shipping and handling costs incurred during the year ended December 31, 2021 or 2020.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities in the balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease agreements do not typically provide an implicit rate, as such the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For lease agreements with lease and non-lease components are generally accounted for separately.

Share-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Share-based compensation is recorded within general and administrative expense in the statement of operations.

Basic Net Loss Per Share

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share”. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. As of December 31, 2021, there were convertible debt instruments (see Note 5) that could be converted at a price of $1.00 per share into 593,200 shares of common stock; however, inclusion would be anti-dilutive. There were no potentially dilutive shares outstanding as of December 31, 2020.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting. Effective January 1, 2019, the Company adopted ASU 2018-07. The new guidance simplifies the accounting for share-based payments made to nonemployees. Under this ASU, share-based awards to nonemployees will be measured at fair value on the grant date of the awards. Entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The adoption of this ASU applied to non-employee stock grants issue during the year ended December 31, 2021; however, adoption of such did not have a material impact on the financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”)”. ASU 2019-12 was issued as a means to reduce the complexity of accounting for income taxes. The guidance is to be applied using a prospective method, excluding amendments related to franchise taxes, which should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The adoption of ASU 2019-12 did not have a material impact on the financial statements.

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) , Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The update simplifies the accounting for convertible debt instruments and convertible preferred stock by reducing the number of accounting models and limiting the number of embedded conversion features separately recognized from the primary contract. The guidance also includes targeted improvements to the disclosures for convertible instruments and earnings per share. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 in the first quarter of 2021 using the modified retrospective method which resulted in a reduction in non-cash interest expense and reclassification of the equity portion of the Convertible Senior Notes to “Long-term debt” on the balance sheet. The Company did not elect to early adopt this new standard. The Company is continuing to evaluate the impact this new standard will have on its continued use of convertible debt instruments subsequent to December 31, 2021.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 4 – RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

On October 8, 2019, the Company entered into a five-year employment agreement (“Agreement”) with Mr. Peter Scalise, III, the Company’s President and Chairman of the Board. The Agreement is noncancelable in the first year unless death or disability occurs. Under the terms of the Agreement, the employee is entitled to a gross base annual salary of $225,000, payable weekly, subject to annual increases tied to the change in the consumer price index. Unpaid or salary deferrals shall bear interest of 15% simple interest which is included in accrued salary payable. Additionally, Mr. Scalise is entitled to fixed monthly expense allowances of $1,700. The Company has not been able to timely repay past due and current salary commitments required under the Agreement as they become due. Accrued officer compensation consisted of the following:

	DECEMBER 31,
	2021	2020

Accrued salary payable	$246,699	$286,490
Accrued payroll tax	27,617	15,817
Accrued monthly allowances	16,463	22,112

Total accrued expenses	$290,779	$324,419

Under the Agreement, Mr. Scalise is eligible to earn a bonus equal to 3% of the Company’s adjusted gross income (defined as gross revenues less cost of revenues and related operating expenses) and 3% of the Company’s pretax profit from operations. All earned incentive bonuses shall be payable 50% in cash and 50% in equity within 30 days after issuance of the annual audited financial statements. No bonus was earned or accrued as of December 31, 2021 or 2020, as the Company remains a development stage company with no revenues or net profit.

Accrued Brand Development Fee, Related Party

Further, per the Agreement Mr. Scalise is entitled to a brand development fee of $500,000 payable within 30 days of written request. The brand development fee is to be paid out of Company funds derived from proceeds in connection with a capital raise or line of credit. The Company accrued the full amount of his brand development fee upon execution of the Agreement which is presented on the accompanying balance sheet. As of the date of these financial statements, Mr. Scalise did not issue a demand for payment of the brand development fee. Accrued brand development fee consisted of the following:

	DECEMBER 31,
	2021	2020

Accrued brand development fee, related party	$500,000	$500,000

Total	$500,000	$500,000

Stockholder Advance

During the year ended December 31, 2021, a stockholder extended unsecured loans totaling $29,650 to the Company to cover administrative costs. The Company repaid $8,425 of outstanding Stockholder loan advances during the same period. As of December 31, 2021 and 2020, unpaid Stockholder loan advances were $22,225 and $1,000, respectively. These Stockholder loan advances are due on demand and are reported as current liabilities on the balance sheet.

Sublease Agreement

In June 2020, the Company executed a twelve-month sublease agreement with a related entity majority owned by the Company’s Chief Executive Officer, founder and majority stockholder. During the year ended December 31, 2021, the Company incurred rent expense with this related party under the sublease agreement totaling $11,659 which is included in general and administrative expenses on the statement of operations. As of December 31, 2021, the Company owed the related entity $5,175 for unpaid rent which has been included in accounts payable and accrued expenses on the accompanying balance sheet.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 5 – CONVERTIBLE DEBT AND OTHER DEBT

The Company has convertible promissory notes payable (“Convertible Notes”) and an Economic Injury Disaster Loan payable.

Convertible Notes. Convertible promissory notes issued bear interest ranging from 11% to 14%, original issuance discounts of 10%, where applicable, and with maturities ranging from 3 months to 12 months. There were Convertible Notes with a combined face value of $450,000, which permit an additional 6-month maturity extension with an increase in interest from the stated rate to 15%. These Convertible Notes also include default cure provision that require the issuance of an additional 25% (or 1,025,000 shares of the Company’s common stock) for no additional consideration. These convertible debt instruments may also include additional consideration in the form of shares of common stock and success fee incentives.

During the years ended December, 31, 2021 and 2020, the Company issued Convertible Notes with a combined face value of $620,000 and $33,200, respectively. During the years ended December, 31, 2021 and 2020, the Company received net proceeds (after original issue discounts) of $575,000 and $33,200, respectively. During 2021, the Company issued convertible notes which included the issuance of 4,175,000 shares of common stock and recorded an original issue discount of $61,372, of which $22,050 is unamortized as of December 31, 2021. One Convertible Note includes a future obligation to pay in cash up to $100,000 in success-based additional consideration. The fair value of this potential liability as of December 31, 2021 was zero as the Company had not successfully raised capital through its Tier 2 Regulation A offering.

The Company’s convertible promissory notes payable (“Convertible Notes”) consisted of the following:

	DECEMBER 31,
	2021	2020

Convertible Promissory Note, dated November 9, 2020, bearing interest at 11% per annum payable upon maturity on May 8, 2021, repaid in full on October 20, 2021	$-	$25,000
Convertible Promissory Note, dated December 17, 2020, bearing interest at 11% per annum payable upon maturity on May 16, 2022	8,200	8,200
Convertible Promissory Note, dated February 16, 2021, bearing interest at 12.5% per annum payable upon maturity on August 17, 2022	100,000	-
Convertible Promissory Note, dated May 20, 2021, bearing interest at 14% per annum payable upon maturity on August 19, 2022	-	-
Convertible Promissory Note, dated June 16, 2021, bearing interest at 12.5% per annum payable upon maturity on December 15, 2022	110,000	-
Convertible Promissory Note, dated September 17, 2021, bearing interest at 12.5% per annum payable upon maturity on March 16, 2022	275,000	-
Convertible Promissory Note, dated December 3, 2021, bearing interest at 12.5% per annum payable upon maturity on December 3, 2022	25,000	0
Convertible Promissory Note, dated December 9, 2021, bearing interest at 12.5% per annum payable upon maturity on December 8, 2022	75,000	0

Total Convertible Promissory Notes Payable	$593,200	$33,200
Less: Unamortized Original Issue Discount	(34,550)	-
Net Convertible Promissory Notes Payable	$558,650	$33,200

The Convertible Notes above were issued to enable the Company to cover accrued salaries and to a lesser extent administrative start-up related costs. There were no beneficial conversion features recognized in connection with these Convertible Notes.

Economic Injury Disaster Loan. On January 29, 2021, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the principal amount of the EIDL Loan is up to $19,500, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning eighteen (18) months from the date of the SBA Note in the amount of $96.00. The balance of principal and interest is payable thirty years from the date of the SBA Note. In connection therewith, the Company received a $19,500 advance and classified this loan as long term.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 6 – LEASES

On September 29, 2021, the Company entered into a two (2) year office non-cancellable lease agreement commencing on November 1, 2021, which requires monthly lease payments of $2,800 plus a portion of operating expenses. This lease required an upfront security deposit of $5,600. The lease requires a total of $67,800 in rent payments of the life of the lease. This lease contains one 2-year extension with a rent adjustment equal to the greater of the change in the consumer price index or 4%.

The components of lease expense were as follows:

	YEARS ENDED
	DECEMBER 31,
	2021	2020

Operating lease cost:
Amortization of right of use assets	$5,095	$-
Interest on operating lease liability	535	-

Total operating lease costs	$5,630	$-

Supplemental cash flow information related to leases was as follows:

	YEARS ENDED
	DECEMBER 31,
	2021	2020

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,065	$-

Right of use assets obtained in exchange for lease obligations:
Operating leases	$61,138	$-

Supplemental balance sheet information related to leases was as follows:

	DECEMBER 31,
	2021	2020
Operating lease:
Right of use asset	$61,138	$-
Operating Lease Liability	$56,073	$-

Weighted average remaining lease term (in years):
Operating lease	1.8	-

Weighted average discount rate:
Operating lease	11.0%	0.0%

Future maturities of operating lease liabilities as of December 31, 2021:

Year Ending December 31,
2022	$33,700
2023	28,500

Total lease payments	$62,200
Less: imputed interest	(6,127)

Total	$56,073

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 7 – INCOME TAXES

Income tax provision was as follows for the periods presented below:

YEARS ENDED
DECEMBER 31,
	2021	2020

Current provision:
Federal	$-	$-
State	-	-
Total Income tax provision	$-	$-

Deferred provision
Federal	$-	$-
State	-	-
Total	$-	$-

The reconciliation of income tax provision (benefit) effective rates, which differs from the federal and state statutory was as follows for the periods presented below:

	DECEMBER 31,
	2020	2020

Tax at U.S. federal statutory rate	21.00%	21.00%
Change in valuation allowance	-21.00%	-21.00%
	0.00%	0.00%

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets consisted of the following:

	DECEMBER 31,
	2021	2020

Deferred tax assets:
Accrued brand development fee, related party	$130,675	$130,675
Accrued officer compensation	45,990	69,744
Share-based compensation	192	105
Net operating loss carryforward	214,445	35,157
Total deferred tax assets	$391,302	$235,681
Less: valuation allowance	(391,302)	(235,681)
Total deferred tax assets, net	$-	$-

	DECEMBER 31,
	2021	2020

Beginning balance	$(235,681)	$(146,931)
Increase	(155,621)	(88,750)
Ending balance	$(391,302)	$(235,681)

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

The Company’s deferred tax assets predominantly consist of temporary differences arising from accrued brand development fees and accrued officer compensation. In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A significant piece of objective negative evidence considered in management’s evaluation of the realizability of its deferred tax assets was the limited financial history and forecasted losses during the first full year of operations of the Company. On the basis of this evaluation, management recorded a valuation allowance against all deferred tax assets as the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.

The Company files U.S. federal income tax returns with the Internal Revenue Service (“IRS”) as well as income tax returns in the State of New York. The Company filed its past due returns for tax years 2019 and 2020 during the year ended December 31, 2021 and set aside minimum late filing penalties totaling $870 related to prior past due returns. The Company may be subject to examination by the IRS and the State of New York for tax years 2019 and forward. As of December 31, 2021, the Company is currently not under examination by the IRS or the State of New York. The Company did not have any unrecognized tax benefits at either December 31, 2021 or 2020. In the future, any interest and penalties related to uncertain tax positions will be recognized in income tax expense.

NOTE 8 – CAPITAL STRUCTURE

Common Stock

As of December 31, 2021, the Company had 50 million authorized shares of common stock with a par value of $0.0001. During the year ended December 31, 2021, the Company issued 4,480,000 shares of common stock as described below.

4,180,000 shares of common stock issued in conjunction with convertible promissory note issuances:

●	On February 16, 2021, the Company issued 500,000 shares of common stock in connection with a convertible promissory note issuance with a face value of $100,000, bearing interest at 12.5% per annum and an original issue discount of 10%. The fair value of common stock issued was $7,350 and recorded as an additional original issue discount against the convertible promissory notes.

●	On May 20, 2021, the Company issued 75,000 shares of common stock in connection with a convertible promissory note issuance with a face value of $30,000, bearing interest at 14% per annum. The fair value of common stock issued was $1,102 and recorded as an additional original issue discount against the convertible promissory notes.

●	On June 16, 2021, the Company issued 600,000 shares of common stock in connection with a convertible promissory note issuance with a face value of $110,000, bearing interest at 12.5% per annum and an original issue discount of 10%. The fair value of common stock issued was $8,820 and recorded as an additional original issue discount against the convertible promissory notes. Additional contingent consideration includes a success fee of $100,000 upon the Company raising capital of at least $500,000. No success was accrued as the contingency was not during the semi-annual period ended June 30, 2021.

●	On July 20, 2021, the Company issued 5,000 shares of common stock in full settlement of a convertible promissory note with unpaid principal and interest of $5,276. On September 22, 2021, the Company exercised an option to repurchase all shares converted and paid $8,750 to repurchase all 5,000 shares at $1.75 per share as set forth in the convertible promissory note agreement. Repurchased shares were recorded as treasury stock.

●	On September 17, 2021, the Company issued 3,000,000 shares of common stock in connection with a convertible promissory note issuance with a face value of $275,000, bearing interest at 12.5% per annum and an original issue discount of 10%. The fair value of common stock issued was $44,100 and recorded as an additional original issue discount against the convertible promissory notes.

300,000 shares of common stock issued to founders:

●	On July 20, 2021, the Company issued 300,000 founder shares of common stock to Andrew LaRocca.

Preferred Stock

As of December 31, 2021, there was one authorized share of Series B preferred share with a par value of $0.0001. The Company issued the single share of Series B preferred on June 18, 2020 to Peter Scalise III, President and Chairman of the Board. The preferred share has no voting rights, preferences or other terms or conditions as such share issuance has no designation. The preferred share was issued at stated par value of $0.0001 per share; and there were no proceeds received in exchange for the preferred share issued.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 9 – STOCK OPTION AND AWARD PROGRAMS

The Company grants long-term equity awards under its share-based compensation plans to certain employees, officers, directors, consultants, agents, advisors and independent contractors. Under the 2020 3rdBevCo, Inc. Incentive Plan (the “Plan”) approved by the Company’s board of directors and shareholders, the Company is authorized to issue up to 2 million shares of the Company’s common stock for grants of stock options, performance share units, restricted stock, restricted stock units and other specified award types, including cash awards with performance-based vesting criteria. These awards may be in the form of stock options, restricted stock units or awards, or other similar awards.

Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s stock based on the current Section 409A valuation nearest to the date of grant. The fair value of each stock option award is estimated using a Black-Scholes Model and the Waterfall analysis and is expensed on a straight-line basis over the vesting period.

During the years ended December 31, 2021 and 2020, the Company awarded 500,000 in non-qualified stock options under the Plan to a consultant and recognized in operating expenses share-based compensation expense of $333 and $400, respectively, related to such issuance.

A summary of non-qualified stock option activity as of December 31, 2021, and corresponding changes during the year, are as follows:

	Shares	Weighted- Average Exercise Price

Outstanding as of December 31, 2020	-	$-
Granted	500,000	0.0147
Exercised/vested	-
Forfeited	-
Expired	-
Outstanding as of December 31, 2021	500,000	$0.0147

Options vested and expected to vest as of December 31, 2021	-	$-

Options exercisable as of December 31, 2021	-	$-

Stock options generally vest on the third anniversary of the grant date and have a maximum contractual term of 10 years from the date of grant. The weighted-average remaining contractual life and the aggregate intrinsic value (the amount by which the fair value of our stock price exceeds the exercise price of the option) of the stock options outstanding, exercisable, and vested and expected to vest as of December 31, 2021, were as follows:

	Oustanding	Exercisable	Vested and Expected to Vest

Weighted-average remaining contractual life (in years)	1.8	-	-
Aggregate instrinsic value	$7,350	$-	$-

As of December 31, 2021, there was $7,017 of total unrecognized compensation cost related to unvested options, which will be recognized ratably over the weighted-average remaining vesting period of 1.3 years.

The fair value of each option is estimated stock based on the current Section 409A valuation nearest to the date of grant.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Security Offering Raise Agreements

William Cavalier, Esq. On April 20, 2020, the Company entered into a consulting agreement (the “Agreement”) with William Cavalier, Esq. (“Consultant”) for the provision of professional consulting services. Under the terms of the Agreement, Mr. Cavalier is entitled a monthly retainer of $2,500, direct equity grant of 2% (or 400,000 shares) of the Company’s outstanding common stock (see Note 7). Mr. Cavalier’s Agreement includes a future direct equity grant of 1% of the Company’s outstanding common stock 1-year after the date of the Agreement (see Note 8). Additionally, the agreement stipulates that the monthly retainer shall increase to $10,000 when the Company’s Regulation A+ registration is approved by the US Securities and Exchange Commission and upon receipt of investment capital of $1 million. This increase in fees is to compensate for the complexity associated with a public filer. The conditions for the increase in monthly retainer had not been met as of December 31, 2021.

The Dalmore Group. The Company entered into a broker-dealer services agreement on September 17, 2020, with Dalmore Group, LLC. The Agreement is for one year and shall automatically renew for successive one-year periods thereafter unless notice of termination is received 60-days prior to the current term. Under the terms of the Agreement, Dalmore will provide Regulation A promotion offering services including review of investor information, compliance checks, accredited investor due diligence, review subscription agreements and coordinated with other third parties assisting with this offering. Dalmore is entitled to compensation equal to 100 basis points on the aggregate amount raised in connection with the Company’s Regulation A offering. The Company accrued $25,000 to reflect fees due in connection with its Regulation A qualification and recorded these costs as deferred offering costs at December 31, 2021. The Company will be responsible for additional fees in connection with their exempt offering including a FINRA corporate best-efforts fee of $8,000. The Agreement was terminated on December 2, 2022 in lieu of engaging Dalmore Group, LLC. Per the terms of the Agreement with Dalmore Group, LLC, the commissions earned are 1% of the total raise, capped at $400,000, plus an additional $5,000 due for expense and $10,000 due for consulting services.

Novation Solutions. The Company entered into a digital capital raising software as a service agreement on December 15, 2020, with Novation Solutions. The subscription term is one year and automatically renewable on an annual basis. Under the terms of the Agreement, Novation will provide a digital platform to manage capital raising activities, including set up of stock subscription agreements, signature of stock agreements and related materials, transfer agent forms, facilitate payment of stock subscriptions, and platform training. The Agreement requires an initial platform set up fee of $10,000 and a monthly subscription fee of $1,000 after the platform is live. Additional transaction fees of $15 will be charged separately for electronic signatures subscription payments processed on the platform. The platform is not yet live and as such there were no costs incurred during the year ended December 31, 2021.

Letter of Intent to Acquire Belight Ice Cream Brand. On February 23, 2021, the Company entered into a non-binding letter of intent to acquire the Belight Ice Cream brand from Profit4Life Corporation, a related party under common ownership by the Company’s Chief Executive Officer and Michael Kelly, a current stockholder of the Company. Assets include all proprietary formulations of all ice cream flavor. The purchase price is $850,000 payable in cash at a future closing which has not yet been determined. The Company intends to fund the purchase with funds raised in connection with its Regulation A Tier 2 offering.

Alliance Agreement. On October 26, 2021, the Company entered into a two (2) year alliance agreement with Eli Ventures, a Delaware corporation, with the goal of developing a line of branded non-alcoholic, functional mushroom infused drinks. There was no separate legal entity created as a result of this alliance agreement. Under this alliance agreement, the Company is responsible for directing the financial and operation execution of this arrangement; however, both parties equally share in management, product profits and losses associated with the branded products developed under this agreement and other related costs. The Company has determined on a preliminary basis that this alliance may constitute a variable interest entity that may require consolidation. No significant financial or operational activities have occurred yet. This agreement was terminated without penalty on April 26, 2022.

ABN Strategies Corp Consultant Agreement. On November 4, 2021, the Company entered into a monthly consulting agreement with ABN Strategies, LLC, a limited liability company, to assist the Company with web development, digital marketing and data analytics services in connection with its Regulation A Tier 2 offering. The Company paid a $20,000 initial retainer upon signing the agreement and recorded as digital marketing services within the caption marketing and promotion expense on the statement of operations. Under the terms of the Agreement, the Company is obligated to pay $10,000 thereafter for each additional month of service. Additionally, this Agreement may be terminated by either party at any time for any reasons with notice.

THE3RDBEVCO INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Cecil Robles Consultant Agreement. On November 22, 2021, the Company entered into 1-year consulting agreement that may be terminated by either party with 30 days prior written notice. Under the terms of the consulting agreement, the consultant will provide the Company with planning, development and execution of its business plan. Consultant will receive a variable monthly stipend which will start at $5,000 per month, then raise to $10,000 per monthly when the Company reaches at least $4 million in capital funding, then increase by $5,000 per month (up to a maximum monthly stipend of $85,000 per month) for each additional $3 million in capital funding. This monthly stipend shall end upon the Company’s completion of its Regulation A Tier 2 offering. The consultant is entitled to additional compensation in the form of a special retention bonus of up to 1.25% of gross capital raised up to a maximum of $625,000. The consultant was granted a 2-year non-qualified stock option award to purchase up to 500,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. This stock option award vests at a rate of 25% over a four-year period.

Investor Relations Calling Desk Agreement. On December 9, 2021, the Company entered into a six-month service agreement with Public Yield Capital, Inc., a Canadian corporation, to provide outbound calling desk services to engage with shareholders and prospective investors. The Company paid a $5,000 initial retainer upon signing the agreement. Under the terms of agreement, the Company is required to pay thereafter monthly service fees of $10,000 per month for five months and then a final payment of $15,000 in the last month. This agreement requires a minimum term of three months.

NOTE 11 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to the year ended December 31, 2021, to the date these financial statements were issued, and determined that the following was a material subsequent event to disclose in these financial statements.

●	On January 1, 2022, the Company approved an increase in the base compensation for the Chief Executive Officer from $225,000 to $365,000 per year. There were no other changes in the executive agreement terms and conditions.

●	On January 25, 2022, the Company issued 200,000 shares of common stock to satisfy the requirements of its agreement with Mr. Cavalier (see Note 9). The Company also issued a total of 710,000 shares of common stock to advisors and consultants providing services in connection with start-up activities. The fair value of common stock issued for services was $13,377.

●	Between January 1, 2022 and July 30, 2022, the Company sold 985,182 units (which consists of 985,182 shares of common stock and 123,418 warrants to purchase common stock) at an offering price of $1.00 per share in connection with its Tier 2 Regulation A offering. The Company received net proceeds of $874,694.

●	On April 26, 2022, the Company terminated its alliance agreement with Eli Ventures without any financial penalties.

●	On July 7, 2022, the Company announced a stock repurchase program under which two founding shareholders offered all their shares at a discount in a private transaction.

●	On August 15, 2022, the Company entered into a non-binding letter of intent with Mr. Rorrey Fenty, brother to pop star Robyn (“Rhianna”) Fenty whereby, upon execution of formal definitive agreements, Mr. Fenty shall provide consulting services related to celebrity specific branding of new The3rdBevCo product lines, including, but not limited to, introductions to and branding strategies for celebrity specific products. Upon execution of formal definitive agreements, Mr. Fenty shall be compensated $125,000. Thereafter, he shall be compensated $125,000 confirmation of any formal meeting with Ms. Rhianna Fenty, $1,250,000.00 upon the signing of any formal agreement with Ms. Rhianna Fenty. Mr. Fenty shall also earn 2% of net profits derived from any celebrity brand created from the efforts of Mr. Fenty, including any products branded with Ms. Rhianna Fenty. On September 16, 2022, the Company announced that it signed a formal agreement with Mr. Rorrey Fenty to act as a senior strategic consulting for its newly launched celebrity brand partnership division.

●	On September 7, 2022, the Company announced the launch of a new celebrity brand partnership division which seeks to partner with well-known celebrities across various industries looking to use their influence and reach to launch beverage brands that fans can enjoy. In addition to the company’s offering and expertise in non-alcoholic and functional beverages, they will expand this new division to include clean, high-quality spirits. The company is in talks with several A-List celebrities with a combined reach of more than 500 million followers on social media as it moves to rapidly grow this new division.

●	As of September 16, 2022, the Company had Convertible Notes with a combined face value of $450,000, which were in default and potentially subject to default cure provisions which require the issuance of up to 1,025,000 additional shares of common stock to cure the default, unless negotiated otherwise by the Company.